Exhibit 4.4

SENIOR SUBORDINATED SECURED NOTE AND
WARRANT PURCHASE AGREEMENT

among

SOFTBRANDS, INC. and certain of its SUBSIDIARIES

and

CAPITAL RESOURCE PARTNERS IV, L.P.,

Dated as of November  26, 2002

SOFTBRANDS, INC.

Senior Subordinated Secured Note and

Warrant Purchase Agreement

Dated as of  November 26, 2002

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS
1.01.	Definitions
1.02.	Accounting Terms
ARTICLE II
PURCHASE, SALE AND TERMS OF NOTES; PAYMENTS
2.01.	The Notes
2.02.	Purchase and Sale of Notes
2.03.	Issue Price; Original Issue Discount
2.04.	Use of Proceeds
2.05.	Payments and Endorsements
2.06.	Redemptions.
(a)	Required Periodic Redemptions
(b)	Required Liquidity Redemptions
(c)	Optional Redemptions
(d)	Notice of Redemptions; Pro Rata Redemptions
2.07.	Default Rate of Interest
2.08.	Maximum Legal Rate of Interest
2.09.	Payment on Non-Business Days
2.10.	Transfer and Exchange of Notes
2.11.	Replacement of Notes
2.12.	Subordination
2.13.	Closing Fee
2.14.	Guaranty
ARTICLE III
PURCHASE AND SALE OF WARRANTS
3.01.	The Warrants
3.02.	Purchase and Sale of the Warrants
3.03.	Right to Put Warrant Shares
3.04.	Notice and Payment
3.05.	Insufficiency of Funds
3.06.	[Reserved]
3.07.	Right to Purchase New Securities
3.08.	Termination Upon Qualified IPO
ARTICLE IV
CONDITIONS TO PURCHASERS’ OBLIGATION
4.01.	Representations and Warranties
4.02.	Documentation at Closing
4.03.	[Reserved]
4.04.	No Default
4.05.	Noncompetition Agreement
4.06.	Release from Board Members

i

4.07.	Termination
4.08.	Rights Plan
4.09.	Release
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
5.01.	Representations and Warranties of the Purchasers
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SUBSIDIARIES
6.01.	Organization and Standing of the Company and Subsidiaries; Ownership
6.02.	Corporate Action
6.03.	Governmental Approvals
6.04.	Litigation
6.05.	Compliance with Law
6.06.	Federal Reserve Regulations
6.07.	Title to Assets
6.08.	Financial Information
6.09.	Taxes
6.10.	ERISA
6.11.	Transactions with Affiliates
6.12.	Assumptions or Guaranties of Indebtedness of Other Persons
6.13.	Loans to Other Persons
6.14.	Securities Act
6.15.	Disclosure
6.16.	No Brokers or Finders
6.17.	Other Agreements of Officers
6.18.	Capitalization of the Company; Status of Capital Stock
6.19.	Capital Stock of Subsidiaries
6.20.	Labor Relations
6.21.	Insurance
6.22.	Books and Records
6.23.	Registration Rights
6.24.	Other Agreements
6.25.	Environmental Matters
6.26.	Customers, Vendors and Suppliers
6.27.	U.S. Real Property Holding Corporation
6.28.	No Violations
6.29.	Intellectual Property
6.30.	Security Interests
6.31.	Claims
6.32.	Knowledge
ARTICLE VII
COVENANTS OF THE COMPANY
7.01.	Affirmative Covenants of the Company Other Than Reporting Requirements
(a)	Punctual Payment
(b)	Payment of Taxes and Trade Debt
(c)	Maintenance of Insurance
(d)	Preservation of Corporate Existence
(e)	Compliance with Laws
(f)	Inspection Rights
(g)	Keeping of Records and Books of Account
(h)	Maintenance of Properties, Etc
(i)	Compliance with ERISA
(j)	Attendance at Board Meetings
(k)	Board of Directors and Committees
(l)	U.S. Real Property Holding Corporation

(m)	Preferred Stock Subordination Agreement
(n)	Proceeds of Liquidating Trust
(o)	Financial Covenants
(p)	Ownership of Intellectual Property
(q)	Non-disclosure and Developments Agreements
(r)	Debenture
(s)	Certificates
(t)	Insurance
(u)	Rights Certificates
(v)	Silicon Valley Bank
(w)	Perfection of Registered Intellectual Property
7.02.	Negative Covenants of the Company
(a)	Liens
(b)	Indebtedness
(c)	Lease Obligations
(d)	Assumptions or Guaranties of Indebtedness of Other Persons
(e)	Mergers, Sale of Assets, Etc.
(f)	Investments in Other Persons
(g)	Distributions
(h)	Dealings with Affiliates
(i)	Maintenance of Ownership of Subsidiaries
(j)	Additional Subsidiaries
(k)	Change in Nature of Business
(l)	No Amendment or Waiver of Charter Documents
(m)	Capital Expenditures
(n)	Compensation
(o)	Preferred Stock
(p)	Intellectual Property
(q)	Assets of Subsidiaries
(r)	Indirect Subsidiaries
(s)	Other Mergers
(t)	Loans.
7.03.	Reporting Requirements
ARTICLE VIII
EVENTS OF DEFAULT
8.01.	Events of Default
8.02.	Annulment of Defaults
ARTICLE IX
MISCELLANEOUS
9.01.	No Waiver; Cumulative Remedies
9.02.	Amendments, Waivers and Consents
9.03.	Addresses for Notices, Etc; Wire Transfer Instructions
9.04.	Costs, Expenses and Taxes
9.05.	Binding Effect; Assignment
9.06.	Payments in Respect of Notes
9.07.	Indemnification
9.08.	Survival of Representations and Warranties
9.09.	Prior Agreements
9.10.	Severability
9.11.	Governing Law
9.12.	Waiver of Right to Jury Trial
9.13.	Headings
9.14.	Sealed Instrument
9.15.	Counterparts
9.16.	Further Assurances

9.17.	Consent to Jurisdiction
9.18.	Effect of Judgment
9.19.	Service of Process
9.20.	No Limitation
9.21.	Specific Performance
9.22.	Actions by Purchasers
9.23.	Termination of Letter of Intent

EXHIBITS AND SCHEDULES

1.01(a)	Employment Agreements
2.01	Form of Senior Subordinated Notes
2.02	Allocation of Principal Amount of Notes
2.03	Issue Price
2.12	Form of Subordination Agreement
3.01	Form of Common Stock Purchase Warrant
3.02	Allocation of Warrant Shares
4.02(b)	Form of Opinions of Dorsey & Whitney LLP
4.02(i)	Form of Security Agreement
4.02(j)	UCC-1 Financing Statements
4.02(k)	Form of Investors’ Rights Agreement
4.02(l)	Form of Debenture
4.02(n)	Stock Certificates to be Delivered At the Closing
6.01	Schedule of Subsidiaries
6.04	Schedule of Litigation
6.07(a)	Schedule of Title Exceptions
6.07(d)	Leases
6.07(f)	Limitations on Intellectual Property
6.08(a)	Financial Statements
6.08(d)	Schedule of Indebtedness
6.11	Affiliate Transactions
6.16	Brokers Fees
6.18	Schedule of Fully-Diluted Ownership of Capital Stock
6.24	Schedule of Other Agreements
6.25	Environmental Matters
6.29(a)	Company Registered Intellectual Property
6.29(b)	Licenses
6.29(c)	Third Party Licenses of Company Intellectual Property
6.29(l)	Non-Competition Agreements
6.30(a)	Security Interests
6.30(b)	Location of Collateral
6.31	Claims Pursuant to the Plan
7.01(m)	Form of Preferred Stock Subordination Agreement
7.01(o)(i)	Minimum EBITDA
7.01(o)(ii)	Fixed Charge Coverage Ratio
7.02(b)	Form of Junior Subordination Agreement
7.02(c)	Operating Leases
7.02(j)	Instrument of Accession
7.02(m)	Capital Expenditures
7.02(s)	Stock Certificates to be Delivered After Closing
7.03	Form of CRP Report

v

SOFTBRANDS, INC.

Two Meridian Crossing

Suite 800

Minneapolis, Minnesota  55423

Dated as of  November 26, 2002

Capital Resource Partners IV, L.P.

85 Merrimac Street

Suite 200

Boston, Massachusetts  02114

Re:          Senior Subordinated Secured Notes due 2009 and

Warrants

Ladies and Gentlemen:

SoftBrands, Inc., a Delaware corporation, hereby agrees with Capital Resource Partners IV, L.P., a Delaware limited partnership, as follows:

ARTICLE I

DEFINITIONS

1.01.        Definitions.  As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any specified Person, any other Person controlling, controlled by or under common control with such specified Person.

“Agreement” means this Senior Subordinated Note and Warrant Purchase Agreement, including all schedules and exhibits hereto, all as from time to time amended and in effect between the parties.

“Applicable Laws” shall have the meaning assigned to that term in Section 6.05.

“AremisSoft” means AremisSoft Corporation, a Delaware corporation and former parent of the Company.

“Bank” means and shall include such commercial banks organized in the United States that are regulated by federal and state banking laws and that have deposits that are insured by the Federal Deposit Insurance Corporation providing an extension of credit to the Company which would represent claims senior to the Purchasers.

“Budget” shall have the meaning assigned to that term in Section 7.03(d).

“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks under the laws of The Commonwealth of Massachusetts.

“Capital Expenditure” means any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of the Person making such expenditure, including without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor, including, without limitation, all Capital Leases, provided, however, that payments of up to $4,500,000 in the aggregate to Micro Data Base Systems, Inc. (“MDBS”) in connection with a license agreement pursuant to Section 10 of that certain Option Agreement between the Company and MDBS dated June 30, 2002 (the “Option Agreement”) shall not be included in the definition of Capital Expenditures for purposes of Section 7.02(m) hereof.

“Capital Lease” means any lease of property (real, personal or mixed) which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

“Cash” “ shall mean, on a consolidated basis, the aggregate of cash and marketable securities reported on the Company’s then-current balance sheet, all to be determined in accordance with GAAP.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Softbrands, Inc. as amended November 25, 2002.

“Change in Control” means any transaction or any event as a result of which (i) any one or more Persons who are Affiliates or acting in concert (other than a Purchaser or a stockholder of the Company on the Closing Date) acquires or for the first time controls or is able to vote (directly or through nominees or beneficial ownership) after the Closing Date (other than as the direct result of a transfer by descent or distribution of a decedent’s estate) fifty percent (50%) or more of any class of stock of the Company outstanding at the time having power ordinarily to vote for directors of the Company; or (ii) George Ellis is no longer the chief executive officer of the Company and the Company (a) has failed within 30 days to propose a plan to replace Mr. Ellis satisfactory to the Purchasers and (b) has not replaced Mr. Ellis to the satisfaction of the Purchasers within six (6) months; provided, however, that no distribution of stock of the Company pursuant to, and in accordance with the terms of, the Plan shall be deemed to result in a Change in Control and provided further that no involuntary termination of George Ellis without “cause” by the Company where any representative of the Purchasers on the Board of Directors of the Company has voted in favor of the termination shall give rise to a Change of Control.

“Closing” shall have the meaning assigned to that term in Section 2.02.

“Closing Date” shall have the meaning assigned to that term in Section 2.02.

“Code” shall have the meaning assigned to that term in Section 2.03.

“Commission” means the United States Securities and Exchange Commission (or any other federal agency at that time administering the Securities Act).

“Common Stock” includes (a) the Company’s common stock, par value $0.01 per share, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount per share, either to all or to a share of the balance of current dividends and liquidating distributions after the payment of dividends and distributions on any shares entitled to preference in the payment thereof, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote may have been suspended by the happening of such a contingency), and (c) any other securities into which or for which any of the securities described in (a) or (b) above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Company” means and shall include Softbrands, Inc., a Delaware corporation, and its successors and assigns.

“Commercial Software Rights” shall mean packaged commercially available software programs generally available to the public in any manner which have been licensed to the Company pursuant to end-user licenses and which are lawfully used in the business of the Company but are in no way a component of or incorporated in any products of the Company or any related Company Intellectual Property.

“Company Intellectual Property” shall mean any Intellectual Property (other than Commercial Software Rights) that is used in the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any Subsidiary.

“Constituent of Concern” means any substance defined or regulated as a pollutant, contaminant, waste, hazardous or toxic substance, hazardous waste, or hazardous material by any Environmental Law, including, without limitation, any petroleum hydrocarbon or asbestos-containing materials, radioactive materials, or air pollutant, the handling, storage, treatment, remediation, use, or exposure of or to which is subject to regulation or liability under any Environmental Law.

“Covered Subsidiaries” shall have the meaning assigned to that term in Section 7.02(q).

“CRP” means Capital Resource Partners IV, L.P., a Delaware limited partnership, and its successors and assigns.

“Debenture” shall have the meaning assigned to that term in Section 4.02(l).

“Distribution” shall have the meaning assigned to that term in Section 7.02(g).

“EBITDA” shall mean, for any particular period, the aggregate of :

(a)           Net Income;

(b)           all amounts deducted in the calculation of Net Income in respect of income taxes, capital gains taxes, capital taxes or similar taxes, whether paid, accrued or deferred;

(c)           all amounts deducted in the calculation of Net Income in respect of depreciation and amortization;

(d)           all amounts deducted in the calculation of Net Income in respect of the aggregate Interest Expense, including in respect of a capital lease allocable to Interest Expense;

which calculation shall be based on the consolidated financial statements of the Company and determined in accordance with GAAP.

“Employment Agreements” shall mean the current employment agreements, each dated as of January 1, 2002 between the Company and each of the employees identified in Exhibit 1.01(a) hereto.

“Environmental Laws” shall mean any laws or regulations pertaining to health or the environment, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.), as amended from time to time (“CERCLA”) (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated under CERCLA, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), as amended from time to time (“RCRA”), and regulations promulgated thereunder, (iii) statutes, rules or regulations, whether federal, state or local, relating to asbestos or polychlorinated biphenyls, and (iv) the environmental provisions contained in the laws of any jurisdiction in which the Company owns, leases or possesses property.

“Equity Securities” shall mean any equity securities of the Company or any Subsidiary or any options or convertible securities, exercisable for or convertible into such equity securities of the Company or any Subsidiary.

“ERISA” shall have the meaning assigned to that term in Section 6.10.

“Events of Default” shall have the meaning assigned to that term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Excluded Securities” means Equity Securities:

(a) issued or issuable upon exercise of the Warrants;

(b) issued or issuable as a dividend or distribution on Common Stock;

(c) up to an aggregate of 8,400,000 shares of Common Stock issued or issuable to employees, directors and consultants of the Company pursuant to an employee benefit plan approved by the Board of Directors and the shareholders of the Company;

(d) issued or issuable in an underwritten public offering pursuant to registration under the Securities Act; or

(e) issued solely in connection with the acquisition of assets, capital stock or other property representing the acquisition of intellectual property, contracts or other assets of a software business.

“Excess Amount” shall mean the difference between (x) any amount required to be returned, rebated, paid-back, refunded or set-off by the Company or any Subsidiary with respect to any arrangement or agreement, and (y) the amount paid to the Company or any Subsidiary pursuant to such agreement or arrangement; provided that if the Excess Amount is a negative number it shall be deemed to be zero.

“Excess Damages” shall mean any liability of the Company or any Subsidiary for consequential damages.

“Financial Statements” shall have the meaning assigned to that term in Section 6.08.

“Fixed Charges” shall mean, on a consolidated basis, for any given period, the Company’s Interest Expense, plus Capital Expenditures, plus cash taxes paid, payable or accrued for such period plus cash dividends paid, payable or accrued for such period plus cash principal payments paid, payable or accrued for such period on Indebtedness for Money Borrowed, excluding principal payments made pursuant to any revolving line of credit facility and principal payments made pursuant to or in connection with refinancing of a Capital Lease provided such refinancing results in a new Capital Lease with a principal amount equal to or less than the previous Capital Lease, all to be determined in accordance with GAAP.

“Fixed Charge Coverage Ratio” shall mean, on a consolidated basis, the Company’s EBITDA for the twelve-month period which precedes the end of a fiscal quarter, divided by the Company’s Fixed Charges for the twelve-month period which precedes the end of a fiscal quarter.

“GAAP” means generally accepted accounting principles recognized as such by the American Institute of Certified Public Accountants.  Unless otherwise specifically stated herein, use of the term “GAAP” means that such principles are applied and maintained on a consistent basis for the Company and its Subsidiaries throughout the period indicated and consistent with the prior financial practices of the Company and its Subsidiaries as reflected on the Financial Statements so as to properly reflect the financial condition, and the results of operations and cash flows of the Company and its Subsidiaries.

“Guaranteed Obligations” shall have the meaning assigned to that term in Section 2.14.

“Indebtedness” means all obligations for borrowed money, contingent and otherwise, which should, in accordance with GAAP, be classified upon the obligor’s balance sheet as liabilities, but in any event including, without limitation, (i) liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, in an amount equal to the lesser of (A) such obligations, and (B) the fair market value of such property if such obligations have not been assumed, (ii) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (iii) the present value of any Capital Leases.

“Indebtedness for Money Borrowed” of a Person means at any time the sum at such time of (a) Indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) obligations of such Person with respect to Capital Leases, (d) all liabilities secured by any lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, in an amount equal to the lesser of (A)

such obligations, and (B) the fair market value of such property if such obligations have not been assumed, (e) obligations of third parties which are being guaranteed or indemnified against by such Person or which are secured by the property of such Person, and (f) any obligation of such Person for amounts advanced to such Person under an employee stock ownership plan or other similar employee benefit plan; but, in all events, excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with past practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP.

“Indirect Subsidiaries” shall mean each and any company, entity or organization, other than a Subsidiary, where the Company or any Subsidiary holds an ownership interest.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith:  (i) all United States, and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and registrations for domain names throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interest Expense” shall mean, on a consolidated basis, for any given period, the aggregate cash interest expense of the Company and the Subsidiaries paid, payable or accrued for such period, all to be determined in accordance with GAAP.

“Investors’ Rights Agreement” shall have the meaning assigned to that term in Section 4.02(k).

“Knowledge” with respect to the Company means the knowledge of each of the Company’s officers and directors (including, without limitation, the individuals on Schedule 1.01(a)) and of each employee of the Company having responsibility for the subject matter of a given representation.

“Leases” has the meaning stated in Paragraph 6.07(d).

“Liquidity Disposition” means (i) any merger or consolidation with any Person, (ii) any sale, assignment, lease or other disposition of or voluntary parting with the control of (whether in one transaction or in a series of transactions) all or substantially all of the consolidated assets (whether now owned or hereafter acquired) of the Company and the Subsidiaries except for (1) mergers, consolidations or asset transfers with or between two or more Significant Subsidiaries, (2) mergers or asset transfers by any Subsidiary with or to the Company and (3) the merger of any Person into the Company or other issuance of securities by the Company in connection with the acquisition of a Person as long such merger or acquisition does not result in the violation of any of the provisions of this Agreement and no such violation exists at the time of such merger or acquisition, and the holders of common stock of the

Company immediately prior to the merger hold a majority of the voting securities of the entity surviving the merger.

“Material Adverse Effect” shall have the meaning assigned to that term in Section 6.01.

“Net Distribution” shall equal any cash payments received by the Company or a Significant Subsidiary from the Liquidating Trust pursuant to the Plan less the sum of (i) any amounts paid, payable, or accrued with respect to taxes on such payments and (ii) any amounts paid or payable pursuant to Section 7.01(n)

“Net Income” shall mean the net income of the Company as determined in accordance with GAAP, adjusted for the elimination of the following items if, and only if, such items shall never require the expenditure of cash by the Company or any Subsidiary: (i) any non-cash interest or dividends, (ii) non-cash employee compensation expense and (iii) any nonrecurring charges.

“Net Worth” shall mean total assets minus total liabilities of the Company and the Subsidiaries, all to be determined in accordance with GAAP.

“New Debt” shall mean any Indebtedness for Money Borrowed of the Company or any Subsidiary from any Person, including any extensions or renewals thereof, that is by its terms junior and subordinate to the Notes and will not require or permit any payment of cash interest or principal prior to the repayment in full of the Notes and all interest due thereon.

“New Securities” shall mean any New Debt and any Equity Securities other than Excluded Securities.

“Noncompetition Agreement” shall have the meaning assigned to that term in Section 4.05

“Note Agreements” shall mean this Agreement, the Notes, the Subordination Agreement, the Preferred Stock Subordination Agreement and the Security Agreement.

“Notes” shall have the meaning assigned to that term in Section 2.01.

“Obligations” shall mean all obligations of every nature of the Company from time to time owed to the Purchasers with respect to the Notes, whether under this Agreement or any other Note Agreement, whether for principal, interest, redemption, fees, expenses, indemnification or otherwise.

“Operating Leases” shall mean any leases or rental agreements or arrangements other than Capital Leases.

“Operative Documents” shall mean each of the Notes, the Warrants, the Security Agreement, the Investors’ Rights Agreement, the Debenture and the Noncompetition Agreement.

“Option Agreement” shall have the meaning assigned to that term in the definition of Capital Expenditures.

“Outstanding Common Stock” shall have the meaning assigned to that term in Section 3.07.

“Permitted Liens” shall have the meaning assigned to that term in Section 7.02(a).

“Person” means and includes an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company, or a government or any agency or political subdivision thereof.

“Plan” shall have the meaning assigned to that term in Section 6.31.

“Preferred Stock” means any shares of preferred stock now or hereafter authorized for issuance pursuant to the Company’s Certificate of Incorporation.

“Preferred Stock Subordination Agreement” shall have the meaning assigned to that term in Section 7.01(m).

“Public Company Status” means any time that (i) the Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and such securities are listed for trading on the New York Stock Exchange or quoted on the Nasdaq National Market; (ii) the aggregate market valuation of the Company’s Common Stock is not less than $100 million and (iii) the average weekly reported volume of trading for such securities during the eight calendar weeks preceding such date exceeds 3% of total amount of such securities then outstanding.

“Publicly Available Software” means any software obtained by the Company from any publicly available source (“Public Software”) that is incorporated into, embedded with, or distributed with Software of the Company that is sold, licensed or distributed to third parties (“Company Customer Software”) and that requires as a condition of use, and/or distribution of such Public Software that such Public Software or any Company Customer Software derived from, or distributed with such Public Software, or into which such Public Software is incorporated, (a) be disclosed or distributed in source code form; or (b) be redistributable at no or minimal charge.  Publicly Available Software includes, without limitation, software licensed or distributed under any of the GNU General Public License (GPL) or Lesser/Library GPL (LGPL) or similar distribution models.

“Purchasers” means and shall include CRP, and any other holder or holders from time to time of any of the Securities who are entitled to the rights under this agreement in accordance with the provisions of Sections 2.10 and 9.05 hereto.

“Purchaser Representative” means (a) as long as CRP holds Notes representing at least a majority of the principal amount of the Notes then outstanding, the person designated by Capital Resource Management, Inc., and (b) in the event CRP no longer holds Notes representing a majority of the principal amount of the Notes then outstanding, such successor as the holders of Notes representing a majority of the principal amount of the Notes then outstanding shall designate.

“Put Cash Adjustment” means the number obtained by adding (x) the cash and marketable securities of the Company and Subsidiaries as of the month most recently ended to (y) the aggregate exercise price payable upon the exercise of the outstanding Warrants and subtracting (z) the Indebtedness of the Company and Subsidiaries as of the month most recently ended.

“Put Closing Date” shall have the meaning assigned to that term in Section 3.04.

“Put Notice” shall have the meaning assigned to that term in Section 3.04.

“Qualified IPO” means a firm commitment underwritten public offering of shares of the Company’s Common Stock in which (i) the aggregate proceeds to the Company and/or any stockholders participating in the offering, if any, are at least $25 million and (ii) the aggregate market valuation of the Company’s Common Stock is then not less than $100 million.

“Qualifying Liquidity Event” means each of (i) a Change in Control and (ii) a Liquidity Disposition.

“Real Property” means all real property owned, leased, subleased, occupied, used or held by the Company for use in connection with its business, in each case, together with all buildings, fixtures and improvements erected thereon, and all appurtenances, easements, privileges, licenses and other rights benefiting or appurtenant hereto.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.

“Real Property Liens” means any mortgage, lien, pledge, claim, charge, reservation, restriction, restrictive covenant, limitation, condition of record, right of first refusal, option to purchase, lease, security interest, deed in trust, easement or encumbrance of any kind on the Real Property.

“Repurchase Price” shall mean for each Warrant Share the fair market value and the “fair market value” of a share of Common Stock shall be determined in good faith by the Purchasers then exercising their put rights pursuant to Section 3.03 hereof and the Company if such Purchasers and the Company are unable to agree on such fair market value, such Purchasers shall select a pool of three independent and nationally-recognized investment banking firms from which the Company shall select one such firm to appraise the fair market value of the Warrant Shares and to perform the computations involved.  The determination of such investment banking firm shall be binding upon the Company, the Purchasers then exercising their put rights pursuant to Section 3.03 hereof and any other holder of Warrant Shares.  All expenses of such investment banking firm shall be borne by the Company.  In all cases, the determination of fair market value shall be made without consideration of the lack of a liquid public market for the Warrant Shares and without consideration of any “control premium” or any discount for holding less than a majority or controlling interest of the Warrant Shares.

“Rights Plan” shall have the meaning assigned to that term in Section 4.08.

“Securities” means collectively the Notes, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Security Agreement” shall have the meaning assigned to that term in Section 4.02(j).

“Senior Debt” means, in an aggregate amount not to exceed $7,500,000, (i) all Indebtedness for Money Borrowed of the Company and any of its Subsidiaries from any Bank, including any extensions or renewals thereof, whether outstanding on the date hereof or hereafter created or incurred, which is not by its terms subordinate and junior to the Notes and which is disclosed on the financial statements and is permitted by this Agreement at the time it is created or incurred, (ii) all Indebtedness for Money Borrowed of the Company and any of its Subsidiaries incurred to refinance any of the Indebtedness for Money Borrowed referred to in item (i) above, where the security securing such Indebtedness is substantially the same security as that securing the Indebtedness for Money Borrowed being refinanced,

(iii) all obligations of the Company and any of its Subsidiaries under Capital Leases which are permitted by this Agreement at the time they are incurred and (iv) all guarantees by the Company and any of its Subsidiaries which are not by their terms subordinate and junior to the Notes and which are permitted hereby at the time they are made of Indebtedness of any Subsidiary if such Indebtedness would have been Senior Debt pursuant to the provisions of clause (i), (ii) or (iii) of this sentence had it been indebtedness of the Company.

“Significant Stockholders” shall mean Info-Quest, SA, Schiffrin & Barroway, Irwin Jacobs, Carl Pohlad, any of their Affiliates and any other stockholder known or knowable to the Company after due inquiry to beneficially own 5% or more of the Common Stock of the Company.

“Significant Subsidiary” shall mean Softbrands Manufacturing, Inc., a Minnesota corporation, Softbrands Hospitality, Inc., a Delaware corporation, Softbrands International, Inc., a Delaware corporation, Softbrands Licensing, Inc., a Delaware corporation and Softbrands Europe Limited, a corporation organized under the laws of the United Kingdom or any Subsidiary who becomes a signatory to this Agreement and a party to the Security Agreement.

“Subordination Agreement” shall have the meaning assigned to that term in Section 2.12.

“Subsidiary” or “Subsidiaries” means (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned directly or indirectly by the Company and/or any one or more of its Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which the Company and/or one or more of its Subsidiaries has more than a fifty percent (50%) equity interest at the time.

“Transfer” shall have the meaning assigned to that term in Section 2.10(b).

“Trigger Event” shall have the meaning assigned to that term in Section 8.01(e).

“Unscheduled Claims” means any claims brought under the Plan or against AremisSoft or any of its subsidiaries which are not disclosed on Exhibit 6.32 hereto.

“Warrants” shall have the meaning assigned to that term in Section 3.01

“Warrant Shares” shall have the meaning assigned to that term in Section 3.02.

1.02.        Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with GAAP.

ARTICLE II

PURCHASE, SALE AND TERMS OF NOTES; PAYMENTS

2.01.        The Notes.  The Company has authorized the issuance and sale to the Purchasers of the Company’s 12.5% Senior Subordinated Secured Notes, due November 2009, in the original aggregate principal amount of $20,000,000. The 12.5% Senior Subordinated Secured Notes shall be substantially in the form set forth as Exhibit 2.01 attached hereto and are herein referred to individually as a “Note” and collectively as the “Notes”, which terms shall also include any notes delivered in exchange or replacement therefor.  Except as otherwise set forth in this Agreement, the Notes shall (a) be payable on November 26, 2009 and (b) bear interest (based on a 360-day year counting actual days elapsed) on the unpaid principal amount thereof commencing on November 27, 2002 until due and payable at the rate of twelve and one-half percent (12.5%) per annum, which interest shall be payable in immediately available funds quarterly in arrears on the last Business Day of March, June, September and December in each year, commencing December 31, 2002, and at maturity or prior prepayment of the Notes in full.

2.02.        Purchase and Sale of Notes.  The Company agrees to issue and sell to each Purchaser, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Purchaser, severally and not jointly, agrees to purchase, a Note in the principal amount set forth opposite such Purchaser’s name on Exhibit 2.02 attached hereto.  Such purchase and sale shall take place at a closing (the “Closing”) to be held at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, at 10:00 a.m. local time, two (2) Business Days subsequent to the satisfaction of the conditions set forth in Article IV hereof or at such other time as is agreed to by the parties hereto (the “Closing Date”).  At the Closing, the Company will initially issue and sell to each Purchaser, one Note, dated the Closing Date and payable to the order of such Purchaser, in the principal amount set forth opposite such Purchaser’s name on Exhibit 2.02 attached hereto, against receipt of funds by wire transfer to an account or accounts designated by the Company prior to the Closing in the amount set forth opposite such Purchaser’s name on Exhibit 2.02 attached hereto in payment of the full purchase price for the Notes.

2.03.        Issue Price; Original Issue Discount.  Having considered all facts relevant to a determination of the value of the Notes and the Warrants being acquired by the Purchasers, the Company, on the one hand, and the Purchasers, on the other hand, have concluded and do hereby agree that, for purposes of Section 1273 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations thereunder, and for purposes of determining any original issue discount with respect to the Notes thereunder, the aggregate “issue price” for the Notes issued at the Closing is as set forth on Exhibit 2.03 attached hereto.  The Company and each Significant Subsidiary and each Purchaser agrees not to take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is inconsistent with the terms of this Section 2.03.  The Company and the Purchasers agree that (i) neither the Purchasers nor any of their Affiliates have rendered or have agreed to render any services to the Company in connection with this Agreement or the issuance of the Notes and Warrants and (ii) the Warrants are not being issued as compensation.

2.04.        Use of Proceeds.  The Company agrees to use the full proceeds from the sale of the Notes and Warrants for the purposes of general working capital and for the acquisition of software businesses or assets in transactions that do not constitute a violation of the terms of this Agreement.

2.05.        Payments and Endorsements.  Payments of principal and interest on the Notes shall be made without setoff or counterclaim directly (i) in the case of CRP, by means of wire transfer in accordance with the instructions provided in writing by CRP to the Company in accordance with Section 9.03 hereof, or (ii) in the case of the other Purchasers, either by check duly mailed or delivered to the Purchasers at their addresses referred to in Section 9.03 hereof or by wire transfer pursuant to written instructions delivered by the Purchasers, and, in case of either (i) or (ii), without any presentment or notation of payment, except that prior to any transfer of any Note, the holder thereof shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note.  All payments and prepayments of principal of and interest on the Notes shall be applied (to the extent thereof) to all of the Notes pro rata based on the principal amount outstanding and held by each holder thereof.

2.06.        Redemptions.

(a)           Required Periodic Redemptions.  Beginning on December 31, 2007 and quarterly thereafter through September 30, 2008, the Company will redeem, without penalty or premium, the principal amount of the Notes equal to $1,666,666.67, or such lesser amount as may be then outstanding, together with all accrued and unpaid interest then due on the amount so redeemed.  Beginning on December 31, 2008 and quarterly thereafter through September 30, 2009, the Company will redeem, without penalty or premium the principal amount of the Notes equal to $3,333,333.33, or such lesser amount as may be then outstanding, together with all accrued and unpaid interest then due on the amount so redeemed.  On the stated or accelerated maturity of the Notes, the Company agrees to pay the principal amounts of the Notes then outstanding together with all accrued and unpaid interest then due thereon.  Except as set forth in subsection 2.06(c), no optional redemption of less than all of the Notes shall affect the obligation of the Company to make the redemptions required by this subsection.

(b)           Required Liquidity Redemptions.  In the event and upon the closing of a Qualifying Liquidity Event, the Company shall redeem, without penalty or premium except as set forth in Section 2.06(d), all of the outstanding Notes, together with all accrued and unpaid interest then due thereon.

(c)           Optional Redemptions.  In addition to the redemptions of the Notes required under subsections 2.06(a) and (b), the Company may, at any time and from time to time, redeem, without penalty or premium except as set forth in Section 2.06(d), the Notes, in whole or in part (in integral multiples of $1,000), together with interest due on the amount so redeemed through the date of redemption.  Partial redemptions made as provided in this subsection 2.06(c) shall, to the extent thereof, be applied first to reduce the principal due at maturity of the Notes and next to reduce the payments required by subsection 2.06(a) in inverse order of maturity thereof.

(d)           Notice of Redemptions; Pro Rata Redemptions.  Notice of any optional redemption pursuant to subsection 2.06(c) shall be given to all holders of the Notes at least ten (10) Business Days prior to the date of such redemption and notice of any required redemption pursuant to Section 2.06(b) shall be given to all holders of the Notes at least ten (10) Business Days prior to the closing of a Qualifying Liquidity Event.  Each redemption of Notes pursuant to subsections 2.06(a) or (c) shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total unpaid principal amount being redeemed on all Notes as the unpaid principal amount of Notes then held by such holder bears to the aggregate unpaid principal amount of all of the Notes then outstanding.

2.07.        Default Rate of Interest.  If an Event of Default has occurred and is continuing, from and after the date such Event of Default occurred the entire outstanding unpaid principal balance of the Notes and any matured but unpaid interest from time to time due thereon shall bear interest, payable on demand, (i) should the Event of Default be pursuant to Section 8.01(a) or (b) hereof, at the rate of 17.5% per annum, or such lower rate as then may be the maximum rate permitted by applicable law, or (ii) otherwise, at the rate of 15.5% per annum, or such lower rate as then may be the maximum rate permitted by applicable law, provided, however, that upon the cessation or cure of such Event of Default, if no other Event of Default is then continuing, the Notes shall resume bearing interest at the rate set forth in Section 2.01 from the date such Events of Default are cured.

2.08.        Maximum Legal Rate of Interest.  Nothing in this Agreement or in the Notes shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law.  Any interest payable under the Notes or under any other instrument relating to the indebtedness evidenced thereby that is in excess of the maximum rate permitted by applicable law shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the unrepaid indebtedness evidenced thereby and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unrepaid indebtedness, such excess shall be refunded to the Company.  To the extent not prohibited by applicable law, determination of the maximum rate permitted by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts, during the full term of the indebtedness evidenced by the Notes, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness evidenced thereby, so that the actual rate of interest on account of such indebtedness is uniform throughout such term.

2.09.        Payment on Non-Business Days.  Whenever any payment to be made on the Notes shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation and payment of interest due.

2.10.        Transfer and Exchange of Notes.  (a) Subject to Section 2.10(b), the holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Company for transfer or exchange.  Any holder desiring to transfer or exchange any Note shall first notify the Company in writing at least five (5) days in advance of such transfer or exchange.  Within a reasonable time after such notice to the Company from a holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such holder, the Company shall issue in exchange therefor another Note or Notes, in such denominations as requested by the holder, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered.  Each new Note shall be made payable to such Person or Persons, or assigns, as the holder of such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

(b)           Except for any transfer of a portfolio of investments by CRP and any distributions to Affiliates or affiliated funds or holders of the equity interests of CRP, including limited partners (to which this Section 2.10(b) shall not apply), no holder of Notes shall assign, pledge, mortgage, transfer or otherwise dispose of, either in whole or in part, all or any part of the Note or Notes (“Transfer”) held by such holder except in accordance with this Section 2.10(b).  Prior to the Transfer of the Note or Notes held by such holder, such holder shall first offer to the Company the right to acquire such Notes in a written notice (the “Offer Notice”) which shall identify the Notes proposed to be Transferred.  The Company will then have the right to offer to acquire such Notes if the Company notifies the holder in writing of its proposed terms for such Transfer, including, without limitation, price and the amount of Notes proposed to be acquired, within five (5) days of receipt of the Offer Notice.  A holder shall be entitled to Transfer any Notes not purchased by the Company pursuant to this Section 2.10(b): (i) during the period ending six (6) months after the date of the Offer Notice and (ii) at not less than the price and upon terms not materially less favorable to the holder than those offered by the Company, but may not otherwise Transfer such Notes without renewed compliance with this Section 2.10(b).

2.11.        Replacement of Notes.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested by the Company in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which a Purchaser, its nominee, or any of its partners is the holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of the holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the holder’s written agreement to indemnify the Company.

2.12.        Subordination.  The Purchasers agree that the indebtedness evidenced by the Notes and the rights and remedies of the Purchasers under this Agreement shall be subordinate and junior to certain indebtedness of the Company incurred in compliance with Section 7.02(b) and agree to enter into a subordination agreement in connection therewith (the “Subordination Agreement”), such agreement to be in the form of Exhibit 2.12 attached hereto.

2.13.        Closing Fee.  At the Closing, the Company shall pay $400,000 to Capital Resource Management, Inc. as a fee for financial services rendered to the date hereof in addition to the amounts required to be paid pursuant to Sections 4.02(f) and 9.04.

2.14.        Guaranty.

(a)           The Significant Subsidiaries hereby jointly and severally unconditionally guarantee (the “Guaranty”) due payment, performance and fulfillment to the Purchasers of all Obligations, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising or acquired, sole, joint or several, and whether consisting of obligations to pay money or to perform obligations (the “Guaranteed Obligations”).

(b)           The Guaranty shall operate as a continuing and absolute guaranty and shall remain in full force and effect until all of the Guaranteed Obligations have been paid in full.

(c)           Notice of the acceptance of this Guaranty and notices of transactions entered into in reliance hereon are hereby waived.  The Significant Subsidiaries consent to any renewal, extension or postponement of the time of payment of any of the Guaranteed Obligations or to any other forbearance or indulgence with respect thereto and consent to any substitution, exchange, modification or release of any security therefor or the release of any other person primarily or secondarily liable on any of the Guaranteed Obligations whether or not notice thereof shall be given to the Significant Subsidiaries, and agree to the provisions of any instrument, security or other writing evidencing or securing any of the Guaranteed Obligations, and the enforcement hereof shall not be affected by the delay or failure of the Purchasers to take any action with respect to any security, right, obligation, guaranty or other means of collecting the Guaranteed Obligations which it may at any time hold, including perfection or enforcement thereof, or by any change with respect to the Company in the form or manner of doing business, it being hereby agreed that the Significant Subsidiaries shall be and remain jointly and severally bound upon this Guaranty irrespective of any action, delay or omission by the Purchasers in dealing with the Company, any of the Guaranteed Obligations, any collateral therefor or any person at any time liable with respect thereto.

(d)           On any default or failure by the Company to pay or perform any of the Guaranteed Obligations, the liability of the Significant Subsidiaries hereunder shall be effective immediately and the Significant Subsidiaries waive all requirements of notice, demand, presentment or protest and any right which the Significant Subsidiaries might otherwise have to require the Purchasers first to proceed against the Company or against any other person or first to realize on any security held by it before proceeding against any or all of the Significant Subsidiaries for the enforcement of this Guaranty.  The Significant Subsidiaries shall not assert any right arising from payment or other performance hereunder, whether by set-off or counterclaim, or claim of indemnity, reimbursement, subrogation or otherwise, until the Significant Subsidiaries’ liability hereunder shall have been discharged in full and all of the Guaranteed Obligations shall have been fulfilled.

(e)           If for any reason the Company is under no legal obligation to discharge any of the Guaranteed Obligations, or if any amounts included in the Guaranteed Obligations shall have become irrecoverable from the Company by operation of law or for any other reason, or if any security or other guaranty shall be found invalid, the Significant Subsidiaries shall nonetheless be and remain jointly and severally bound upon this Guaranty.

(f)            Any deposits or other sums at any time credited by or due from the Purchasers to the Significant Subsidiaries, and any securities or other property of any or all of the Significant Subsidiaries at any time held by the Purchasers may at all times be held and treated as security for all obligations of the Significant Subsidiaries hereunder.  Regardless of the adequacy of security the Purchasers may apply or set off such deposits or other sums against such obligations (whether or not then due or payable) at any time.

ARTICLE III

PURCHASE AND SALE OF WARRANTS

3.01.        The Warrants.  The Company has authorized the issuance and sale to the Purchasers of warrants to purchase shares of the Company’s Common Stock (subject to adjustment as provided therein) in amounts as provided therein.  The Warrants shall be substantially in the form set forth as Exhibit 3.01 attached hereto. The Warrants are herein referred to individually as a “Warrant” and collectively as the “Warrants” which terms shall also include any warrants delivered in exchange or replacement therefore.  The Warrants shall be exercisable at a purchase price as provided therein.

3.02.        Purchase and Sale of the Warrants.  The Company agrees to issue to the Purchasers at the Closing a Warrant for the number of shares of the Company’s Common Stock (the “Warrant Shares”) as set forth opposite such Purchaser’s name on Exhibit 3.02 attached hereto.

3.03.        Right to Put Warrant Shares. From and after the earlier of (i) a Change of Control and (ii) November 26, 2009 (the “Put Date”), the Purchasers shall have the right to sell to the Company (and upon exercise of such right, the Company agrees to purchase) the Warrant Shares at the Repurchase Price, all in accordance with the terms of this Article III; provided, however, that any and all rights pursuant to this Section 3.03 shall terminate, and this Section 3.03 shall have no further force or affect, from and after the earlier of (x) a Qualified IPO; (y) the date on which the Company has achieved and maintained Public Company Status for three consecutive months or (z) November 26, 2012.

3.04.        Notice and Payment.  A holder of a Warrant or Warrant Shares shall give the Company at least ten (10) days’ prior written notice (which notice shall be irrevocable) of its intention to exercise any right of sale set forth in Section 3.03 (the “Put Notice”) and shall specify in such notice the number of Warrant Shares to be sold and may specify in such notice a proposed date of sale.  Upon receipt of the Put Notice, the Company shall within two (2) Business Days of receipt of the Put Notice send a copy of the Put Notice to all other Purchasers who shall then have a period of three (3) Business Days to notify the Company of its intent to participate in the sale pursuant to Section 3.03 on the terms and conditions as the other Purchasers so participating and to submit to the Company a notice specifying the number of Warrant Shares to be sold.  The closing of any repurchase of the Warrant Shares pursuant to Section 3.03 shall take place at the offices of the Company at 10:00 a.m. local time on a Business Day (the “Put Closing Date”) which shall not be later than the latest to occur of (i) the date specified in the Put Notice and (ii) the date five days after a final determination of the Repurchase Price.

On or prior to the Put Closing Date, the Company shall deliver a certified or bank cashier’s check to the holder of the Warrant Shares being repurchased, at his or its address as the same appears in the transfer records of the Company, in an amount equal to the aggregate Repurchase Price for the Warrant Shares being repurchased from such holder, or shall transfer such amount by wire transfer of immediately available funds to any account specified in writing by such holder to the Company.

3.05.        Insufficiency of Funds.  In the event that any or all of the Repurchase Price is not paid to any holder entitled thereto as a result of the insufficiency of legally available funds under the Delaware General Corporation Law or otherwise, the obligation to effect the repurchase shall remain an obligation of the Company and shall be performed as soon as there are funds legally available therefor.  Interest shall accrue on the Repurchase Price of any such unperformed obligations at a rate of seventeen percent (17.0%) per annum, compounded on a quarterly basis, to the extent permitted by law.  Such interest shall become due and payable on the date when the Repurchase Price is due and payable.

3.06.        [Reserved]

3.07.        Right to Purchase New Securities.  Prior to issuing any New Securities of the Company or any Subsidiary to any Person, the Company will first give or cause such Subsidiary to give to each of the holders of the Warrants and the Warrant Shares the right to purchase, on the same terms, the same proportion of the New Securities proposed to be sold by the Company or such Subsidiary as the number of Warrant Shares owned or exercisable by such holder on an as converted basis bears to the total number of shares of Common Stock outstanding at that time on a fully-diluted, as converted basis assuming the exercise of all outstanding Warrants (the “Outstanding Common Stock”).  Persons electing to purchase New Securities pursuant to this Section shall also be entitled to purchase (pro rata according to their holdings of Warrant Shares assuming the exercise of all Warrants into Warrant Shares) offered New Securities that other holders decline to purchase.  Any such right of purchase shall be exercisable for a period of twenty (20) days after the holders receive written notice of a proposed issuance of New Securities (and any such notice by the Company or a Subsidiary shall be given not less than twenty (20) nor more than ninety (90) days prior to any such issuance).

3.08.        Termination Upon Qualified IPO.  Each of the Purchaser’s right to purchase New Securities set forth in Section 3.07 shall terminate upon the earlier to occur of (x) a Qualified IPO; (y) the Company achieving and maintaining Public Company Status for a period of three consecutive months.

ARTICLE IV

CONDITIONS TO PURCHASERS’ OBLIGATION

The obligation of the Purchasers to purchase and pay for the Notes and the Warrants at the Closing is subject to satisfaction of the following conditions, all or any of which may be waived in writing by the Purchasers:

4.01.        Representations and Warranties.  At the Closing, each of the representations and warranties of the Company and the Subsidiaries set forth in Article VI hereof shall be true and correct in all respects at the time of, and immediately after giving effect to, the sale of the Notes and the Warrants.

4.02.        Documentation at Closing.  The Purchasers shall have received prior to or at the Closing all of the following documents, instruments or evidence of completion thereof, each in form and substance satisfactory to the Purchasers and their special counsel:

(a)           A certified copy of all charter documents of the Company and each of its Significant Subsidiaries; a certified copy of the resolutions of the board of directors and, to the extent required, the stockholders of the Company evidencing approval, as applicable, of this Agreement, the Operative Documents and all other matters contemplated hereby and thereby; a certified copy of the By-laws of the Company and each of its Significant Subsidiaries; and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement, the Operative Documents and all other matters contemplated hereby or thereby.

(b)           Opinions of Dorsey & Whitney LLP, counsel for the Company, in the form attached hereto as Exhibit 4.02(b).

(c)           A certificate of the Secretary or an Assistant Secretary of the Company and each of its Significant Subsidiaries which shall certify the names of the officers of the Company or the Significant Subsidiaries, as applicable, authorized to sign this Agreement, the Operative Documents and any other documents or certificates to be delivered pursuant hereto or thereto by the Company or such Significant Subsidiary, as applicable, or any of its officers, together with the true signatures of such officers.  The Purchasers may conclusively rely on such certificates until they shall receive a further certificate of the Secretary or an Assistant Secretary of the Company or such Significant Subsidiary, as applicable, canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(d)           A certificate from a duly authorized officer of the Company and a certificate from a duly authorized officer of each of the Significant Subsidiaries stating that the representations and warranties contained in Article VI hereof and otherwise made by the Company or the Significant Subsidiaries, as applicable, in writing in connection with the transactions contemplated hereby are true and correct and that no condition or event has occurred or is continuing or will result from the execution and delivery of this Agreement or the Operative Documents and the consummation of the transactions contemplated thereby which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(e)           A waiver by Info-Quest SA of that certain Investor Rights Agreement executed by the Company and Info-Quest SA dated as of May 15, 2002 in form and substance satisfactory to the Purchasers and their special counsel.

(f)            Payment for the costs, expenses, taxes and filing fees identified in Section 9.04 as to which the Purchasers give the Company notice prior to the Closing.

(g)           Payment to Capital Resource Management, Inc. of an amount equal to $400,000 as set forth in Section 2.13.

(h)           A certificate from a duly authorized officer of the Company stating that all the conditions set forth in this Article IV have been satisfied, other than those, if any, waived in writing by Purchasers to receive at the Closing a majority in interest of the Notes to be issued at the Closing.

(i)            A Security Agreement (the “Security Agreement”) executed by the Company and its Subsidiaries in the form of the attached Exhibit 4.02(i).

(j)            The UCC-1 financing statements for the entities and the jurisdictions set forth on Exhibit 4.02(j) attached hereto.

(k)           An Investors’ Rights Agreement executed by the Company and the Purchasers in the form attached as Exhibit 4.02(k).

(l)            A Debenture executed by Softbrands Europe Limited in the form of the attached Exhibit 4.02(l) (the “Debenture”).

(m)          Such other documents referenced in any Exhibit hereto or relating to the transactions contemplated by this Agreement as the Purchasers or their special counsel may reasonably request.

(n)           The stock certificates listed on Exhibit 4.02(n).

4.03.        [Reserved].

4.04.        No Default.  At the time of and immediately after giving effect to the sale of the Notes and the Warrants there shall exist no Event of Default and no condition, event or act that, with the giving of notice or lapse of time, or both, would constitute such an Event of Default.

4.05.        Non-Competition Agreement .  The Company shall have entered into an amendment to that certain Employment Agreement dated as of January 1, 2002 between the Company and George Ellis providing for certain non competition provisions (the “Noncompetition Agreement”) in a form acceptable to the Purchasers and their special counsel effective on or prior to the Closing.

4.06.        Release from Board Members.  Each officer and director of the Company who was an officer or director of AremisSoft shall have executed and delivered a release in a form reasonably satisfactory to the Purchasers and their special counsel.

4.07.        Termination.    The Company shall have paid in full all amounts due or outstanding pursuant to that certain Accounts Receivable Purchase Agreement with Silicon Valley Bank and shall deliver to the Purchasers evidence of the repayment of such amounts, the termination of such agreement and a release from Silicon Valley Bank, all in a form acceptable to the Purchasers and their special counsel.

4.08.        Rights Plan.  The Company shall have filed a certificate of designation and amended that certain Rights Agreement dated as of September 16, 2002 (the “Rights Plan”), both in a form satisfactory to the Purchasers and their special counsel and shall provide evidence of such amendment and filing to the Purchasers and their special counsel.

4.09.        Release.  The Company shall have obtained a release and waiver from MHT Securities, LP relating to that certain letter agreement between the Company and Founders Equity Securities dated May 1, 2002 relating to payments due thereunder in a form acceptable to the Purchasers and their special counsel.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

5.01.        Representations and Warranties of the Purchasers.  Each Purchaser, for itself only, hereby represents and warrants to the Company, as follows:

(a)           Such Purchaser has duly authorized, executed and delivered this Agreement and such of the Operative Documents as require execution by such Purchaser.

(b)           Such Purchaser intends to acquire the Securities for its own account.

(c)           The Securities are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof.

(d)           Such Purchaser acknowledges that it has reviewed and discussed the business, affairs and current prospects with such officers of the Company and the Subsidiaries and others as it has deemed appropriate or desirable in connection with the transactions contemplated by this Agreement.  Such Purchaser further acknowledges that it has requested, received and reviewed such information, undertaken such investigation and made such further inquiries of officers of the Company and others as it has deemed appropriate or desirable in connection with such transactions; provided, however, no investigation made heretofore or hereafter by or on behalf of such Purchaser shall have any effect whatsoever on the representations and warranties of the Company hereunder, each of which will survive any such investigation.

(e)           Such Purchaser understands that it must bear the economic risk of its investment in the Securities for an indefinite period of time because the Securities are not, and will not be, registered under the Securities Act or any applicable state securities laws, except as may be provided in the Investors’ Rights Agreement, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available.  Such Purchaser also understands that except as may be provided in the Investors’ Rights Agreement, it is not contemplated that any of the Securities will be registered under the Securities Act or any state securities laws, or that the Company will take steps which will make the provisions of Rule 144 under the Securities Act available to permit resale of the Securities.

(f)            Such Purchaser represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Securities.

(g)           No Person has or will have, as a result of the transactions contemplated by this Agreement, any rights, interest or valid claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser or any agent of such Purchaser, except as provided in Section 2.13.

(h)           Such Purchaser hereby acknowledges that the Notes and the Warrants, and each certificate representing the Warrant Shares and any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger or similar event (unless no longer required in the opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, it being agreed that Testa, Hurwitz & Thibeault, LLP shall be satisfactory) shall bear a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

The acquisition by such Purchaser of the Securities shall constitute a confirmation by it of the foregoing representations.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SUBSIDIARIES

The Company and each Significant Subsidiary hereby represent and warrant to the Purchasers, except as set forth in the Exhibits to this Agreement (whether or not an Exhibit is referenced below), as follows (For the purposes of this Article VI, unless the context otherwise requires or as otherwise provided, “Company” shall mean the Company and each Subsidiary, and any Exhibits in relation to this Article VI shall specifically indicate matters that relate to the Subsidiaries):

6.01.        Organization and Standing of the Company and Subsidiaries; Ownership.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted.  The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition, or on the results of operations or prospects of the Company and its Subsidiaries taken as a whole (a “Material Adverse Effect”).  Except as set forth on Exhibit 6.01 attached hereto, the Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Person.

6.02.        Corporate Action. The Company has all necessary corporate power and has taken all corporate action required to make all the provisions of this Agreement, the Operative Documents and any other agreements and instruments executed in connection herewith and therewith valid and enforceable obligations of the Company.  This Agreement constitutes and, when executed at Closing, each of the Operative Documents and each other agreement and instrument executed by it in connection herewith and therewith will constitute the legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity and, with respect to the enforceability of the provisions set forth in the Investors’ Rights Agreement, applicable federal securities laws.  Sufficient shares of authorized but unissued Common Stock of the Company have been reserved by appropriate corporate action in connection with the prospective conversion of the Warrants.  The issuance of the Notes and the Warrants, and the issuance of shares of Common Stock upon the conversion of the Warrants, is not subject to any unwaived preemptive or other similar statutory or contractual rights.

6.03.        Governmental Approvals.  No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Company of, or for the performance by the Company of its obligations under, this Agreement or any of the Operative Documents, except for the filing of a Form D with the Commission and any relevant state or commonwealth securities agency or department.

6.04.        Litigation.  Except as set forth on Exhibit 6.04 attached hereto, there is no litigation, action or governmental proceeding or investigation pending or, to the Knowledge of the Company, threatened, against the Company, affecting any of its properties or assets, or against any officer, key employee or principal stockholder of the Company where such litigation, proceeding or investigation (i) either individually or in the aggregate would have a Material Adverse Effect, (ii) might call into question the validity of this Agreement, any Operative Document or any action taken or to be taken pursuant hereto or thereto or (iii) seeks to prevent the consummation of the transactions contemplated by this Agreement, nor, to the Knowledge of the Company, has there occurred any event on the basis of which any litigation, proceeding or investigation meeting the criteria of (i), (ii) or (iii) above might properly be instituted.  Except as set forth on Exhibit 6.04, neither the Company nor to the Knowledge of the Company, any of its respective officers, key employees or principal stockholders, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency affecting the Company.

6.05.        Compliance with Law.  The Company is in compliance in all respects with the terms and provisions of this Agreement and of its Certificate of Incorporation (or comparable charter documents) and by-laws and the terms and provisions of all judgments, decrees, governmental orders, statutes, rules and regulations to which it and its properties and assets are subject, including, without limitation, the Foreign Corrupt Practice Act and Export Control Regulations, (collectively, the “Applicable Laws”).

6.06.        Federal Reserve Regulations.  The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Notes or the Warrants will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

6.07.        Title to Assets.

(a)  Except as set forth on Exhibit 6.07(a) attached hereto, the Company has good and marketable title to its owned assets, including, without limitation, those reflected on the most recent consolidated balance sheet of the Company included in the Financial Statements or acquired since the date of such balance sheet (other than those since disposed of in the ordinary course of business), free and clear of all security interests, liens, charges and other encumbrances except Permitted Liens.

(b)             With respect to the assets of the Company that are leased, the Company is in material compliance with all such leases, and the Company enjoys peaceful and undisturbed possession under all such leases.

(c)             The plants, buildings, machinery, equipment, structures, fixtures, vehicles and other property owned, used or leased by the Company have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and are structurally sound, will to the Knowledge of the Company not likely require major overhaul or repair in the in foreseeable future, and conform in all respects with will applicable laws, ordinances and regulations.

(d)             All leases, subleases and other occupancy agreements to which the Company is a party are set forth on Exhibit 6.07(d) (the “Leases”).  Except as set forth in Exhibit 6.07(d), the Company does not lease any Real Property as landlord.  The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by the Company or, to the best knowledge of the Company, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by the Company or, to Knowledge of the Company, by any other Person.  The Company enjoys peaceful and undisturbed possession under the Leases.  All rent and other charges currently due and payable under the Leases have been paid.  The Company is the holder of the lessee’s interest under the Leases and except as set forth in Exhibit 6.07(d), neither has assigned the Leases nor subleased all or any portion of the premises leased thereunder.  The Company has not made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which lessor could require removal) at the termination of the respective Lease terms.

(e)             The Real Property, and the present use of the Real Property, are not in violation of, or out of conformity with, (i) any zoning, subdivision, building, building code, health, safety, traffic, environmental, flood control, wetlands, or other land use laws, statutes, ordinances, rules, regulations, variances, permits or orders of any local state or federal authorities or any other governmental entity having jurisdiction over the Real Property, including, without limitation, the Americans with Disabilities Act of 1990, as amended, or (ii) any Real Property Liens affecting the Real Property.

6.08.        Financial Information.  (a)  Attached hereto as Exhibit 6.08(a) are (i) the audited combined balance sheet of the Company for and as of the end of the fiscal year ended December 31, 2001 and the related audited combined statements of income and retained earnings and of cash flows for the fiscal year then ended, certified by PricewaterhouseCoopers, the Company’s independent public accountants and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2002 and the related unaudited consolidated statements of income and retained earnings and of cash flows for the 9 month period then ended (including the notes thereto, collectively the “Financial Statements”).  All Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year-end adjustments and accruals on the Financial Statements that are unaudited) and consistent with prudent business management practices, are complete in all material respects and fairly present the financial position of the Company as of the respective dates thereof and results of operations and changes in financial position of the Company for each of the periods then ended.

(b)           Since September 30, 2002, there has been no material adverse change in the business, assets, liabilities, condition (financial or other, including but not limited to a change in the nature or terms of the Company’s relationship with either a customer or supplier which change has effected or may reasonably be expected to materially adversely effect the Company’s financial position), or in the results of operations or prospects of the Company.

(c)           The Company does not have any liability, contingent or otherwise, not disclosed in the Financial Statements or in the notes thereto that could, together with all such other liabilities, have a Material Adverse Effect, nor does the Company have any reasonable grounds to know of any such liability.

(d)           A schedule of Indebtedness for Money Borrowed of the Company as of the Closing Date (including Capital Leases) is attached hereto as Exhibit 6.08(d).

6.09.        Taxes.  The Company has accurately prepared and timely filed all federal, state and other tax returns required by law to be filed by it, or is under valid extension effective as to such filings, and all taxes shown to be due and all additional assessments have been paid or provision made therefor including, without limitation, all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties.  To the Knowledge of the Company, no additional assessments or adjustments pending or threatened against the Company for any period, nor is there any basis for any such assessment or adjustment.  The Company is not currently the subject of an audit by the Internal Revenue Service or other comparable governmental agency.  The charges, accruals and reserves on the books of the Company in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.  Neither the Company nor any of its present or former shareholders has filed an election pursuant to Section 1362 of the Code that the Company be treated as an S Corporation.  The Company is not subject to any claim for taxes, and no liability currently for any taxes will be imposed on the Company, in connection with or as a result of its status as a successor to, or subsidiary of, AremisSoft.

6.10.        ERISA. (a)  Each “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained or contributed to by the Company or any entity that would be considered to be under common control with the Company under Section 414 of the Code (each such entity an “ERISA Affiliate”) has been maintained in substantial compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

(b)           Each employee benefit plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

(c)           Neither the Company nor any ERISA Affiliate has ever maintained or contributed to a “multiemployer plan” (as defined in Section 3(37) of ERISA) or any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code.

6.11.        Transactions with Affiliates.  Except as set forth on Exhibit 6.11 attached hereto, specifically contemplated by this Agreement, there are no loans, leases, royalty agreements or other continuing transactions between the Company, on the one hand, and (i) any officer of the Company or a member of such officer’s family, or (ii) any director of the Company or a member of such director’s family or (iii) any Significant Stockholder, on the other hand ..  Any loans, leases, royalty agreements or other continuing transaction between the Company, on the one hand, and any other stockholder of the

Company, on the other hand, has been in arms-length commercially reasonably transactions with terms no more favorable than those negotiated with a third party.

6.12.        Assumptions or Guaranties of Indebtedness of Other Persons.  Except as provided in Exhibit 6.12 or Section 7.02(b), the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person.

6.13.        Loans to Other Persons.  Except as provided in Section 7.02(f), the Company has not made any loans or advances to any Person which is outstanding on the date of this Agreement, nor is the Company obligated or committed to make any such loans or advances.

6.14.        Securities Act.  Neither the Company nor anyone acting on its behalf has offered or will offer to sell the Notes, the Warrants, or the Warrant Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Notes, the Warrants or the Warrant Shares under the registration provisions of the Securities Act.

6.15.        Disclosure.  Neither this Agreement, the Financial Statements, the Operative Documents, nor any other agreement, document, certificate or written statement furnished to any Purchaser or the Purchasers’ special counsel by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  There is no fact within the knowledge of the Company or any of its executive officers which has not been disclosed herein and which has a Material Adverse Effect.

6.16.        No Brokers or Finders.  Except as set forth in Exhibit 6.16 attached hereto, which fees will be paid in full by the Company as of the Closing, no Person had, has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company, any Subsidiary or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its or their agents.

6.17.        Other Agreements of Officers.  To the Knowledge of the Company, no officer or key employee of the Company is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, particularly but without limitation in connection with any previous employment of any such person, which has a Material Adverse Effect.  To the Knowledge of the Company, no officer or key employee of the Company has any present intention of terminating his employment with the Company and the Company has no present intention of terminating any such employment.

6.18.        Capitalization of the Company; Status of Capital Stock.  The Company has a total authorized capitalization consisting of 85,000,000 shares of Common Stock, of which 40,000,000 shares are issued and outstanding, and 15,000,000 shares of Preferred Stock, of which no shares are issued and outstanding.  A complete list of the outstanding capital stock of the Company and the names in which such capital stock of the Company is registered on the books of the Company is set forth on Exhibit 6.18 attached hereto.  All the outstanding shares of capital stock of the Company have been duly authorized, are validly issued and are fully paid and nonassessable.  The Warrant Shares, when issued against payment of the purchase price for such shares, will be duly authorized, validly issued and fully paid and nonassessable.  Except for the Warrants and as otherwise set forth on Exhibit 6.18, there are no options, warrants or rights to purchase shares of capital stock or other securities of the Company authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities.  Except as otherwise set forth on Exhibit 6.18 or as set forth in this Agreement, or the Investors’ Rights Agreement, there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant state and federal securities laws.  Except as set forth in this Agreement, in the Warrants, in the Investors’ Rights Agreement or as otherwise set forth on Exhibit 6.18, no holder of any security of the Company is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which the Company is a party, or which are otherwise binding upon the Company.  The offer and sale of all shares of capital stock and other securities of the Company issued before the Closing complied with or were exempt from all federal and state securities laws.

6.19.        Capital Stock of Subsidiaries. Except as set forth in Exhibit 6.19 attached hereto, the Company owns all of the outstanding capital stock of each of the Subsidiaries, beneficially and of record, free and clear of all liens, encumbrances, restrictions and claims of every kind.  All the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized, are validly issued and are fully paid and nonassessable.  There are no options, warrants or rights to purchase shares of capital stock or other securities of any of the Subsidiaries authorized, issued or outstanding, nor is any Subsidiary obligated in any other manner to issue shares of its capital stock or other securities.

6.20.        Labor Relations.  To the Knowledge of the Company, no labor union or any representative thereof has made any attempt to organize or represent employees of the Company.  There are no unfair labor practice charges, pending trials with respect to unfair labor practice charges, pending material grievance proceedings or adverse decisions of a Trial Examiner of the National Labor Relations Board against the Company or any of its Subsidiaries.  Furthermore, to the Knowledge of the Company, relations with employees of the Company are good and there is no reason to believe that any material labor difficulties will arise in the foreseeable future.

6.21.        Insurance. The Company has insurance covering its properties and business adequate and customary for the type and scope of its properties and business, but in any event in amounts sufficient to prevent the Company from becoming a co-insurer.

6.22.        Books and Records.  The books of account, ledgers, order books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the nature, acquisition, maintenance, location and collection of the assets of the Company, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

6.23.        Registration Rights.  Other than pursuant to the terms of the Stockholders’ Agreement, no Person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration statement.

6.24.        Other Agreements.  Except as explicitly disclosed and described in the Financial Statements or as set forth on Exhibit 6.24 attached hereto, the Company is not party to any written or oral contract or instrument or other corporate restriction the due performance of which individually or in the aggregate could have a Material Adverse Effect.  Except as specifically contemplated by this Agreement or as set forth on Exhibit 6.24 attached hereto the Company is not a party to or otherwise bound or affected by any written or oral:

(a)           vendor or services contract or agreement whose value is equal to or in excess of $50,000 for any year (except for contracts which are not material to the business of the Company);

(b)           [Reserved]

(c)           [Reserved]

(d)           contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements and that requires payments, in the aggregate, of $50,000 or more;

(e)           contract for the employment of any officer, individual, employee or other Person on a full-time or consulting basis which provides for total compensation (salary and bonus) in excess of $150,000 for any twelve-month period;

(f)            bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or similar plan, contract or understanding pursuant to which benefits are provided to any employee of the Company (other than group insurance plans and expense reimbursements applicable to employees generally);

(g)           agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company;

(h)           guaranty of any obligation for borrowed money or otherwise;

(i)            voting trust, stockholders agreement, pledge agreement or buy-sell agreement relating to any securities of the Company which shall be in effect after the Closing except to the extent contemplated hereunder or in the Stockholders’ Agreement;

(j)            agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

(k)           agreement or obligation (contingent or otherwise) to issue or sell or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities, other than stock options or agreements for the repurchase of shares of Common Stock held by any employee or consultant of the Company at cost upon the termination of such employee’s or consultant’s services to such entity;

(l)            other contract or group of related contracts with the same party involving more than $50,000 and continuing over a period of more than six months from the date or dates thereof (including renewals or extensions optional with another party), which contract or group of contracts is not terminable by the Company without penalty upon notice of thirty (30) days, or less, but excluding any contract or group of contracts with a vendor to, or customer of, the Company for the sale, lease or rental of their respective products or services if such contract or group of contracts was entered into in the ordinary course of business; or

(m)          other contract, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 if the Company were registering securities under the Securities Act.

The Company and, to the Knowledge of the Company, each other party thereto have in all material respects performed all the obligations required to be performed by them to date, have received no notice of default and are not in material default under any lease, agreement or contract now in effect to which the Company is a party or by which the Company or its respective property may be bound.  The Company has no present expectation or intention of not fully performing all its obligations under each such lease, contract or other agreement, and to the Knowledge of the Company there is no material breach or anticipated material breach by the other party to any contract or commitment to which the Company is a party.

6.25.  Environmental Matters.  To the Knowledge of the Company, neither the Company nor any of its owned, leased or operated assets, is currently in violation of, or subject to any existing, pending or, threatened investigation or inquiry by any governmental authority or to any remedial obligations under any Environmental Laws, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to such assets and operations of the Company.  To the Knowledge of the Company, none of the owned, leased or operated assets of the Company have been used in a manner that would be in violation of any Environmental Laws, and to the Knowledge of the Company, the Company has not received any written complaint, order, citation or notice with regard to any alleged violation of any Environmental Laws with respect to such assets.  The Company is not required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned, leased or operated by the Company by reason of any Environmental Laws.  None of the assets owned, leased or operated by the Company are on any federal or state “Superfund” list or subject to any environmental related liens.

6.26.        Customers, Vendors and Suppliers.  None of the ten (10) largest customers of the Company in the manufacturing segment (based on total sales volume) as set forth on Exhibit 6.26, the ten (10) largest customers of the Company in the hospitality segment (based on total sales volume) as set forth on Exhibit 6.26, the ten (10) largest vendors or suppliers of merchandise or supplies in the manufacturing segment (based on total purchase volume), or the ten (10) largest vendors of suppliers of merchandise or supplies in the hospitality segment (based on total purchase volume) to the Company has cancelled or otherwise terminated or to the Knowledge of the Company and except as set forth in Exhibit 6.26, threatened to cancel or otherwise terminate its relationship with the Company, nor to the Knowledge of the Company has any such customer, vendor or supplier indicated an intent or desire to materially decrease its sales volume or purchase volume, as the case may be, or change its relationship with the Company, including a material change in the pricing terms relating to such relationship.

6.27.        U.S. Real Property Holding Corporation.  The Company does not now, nor will it immediately after the Closing, hold any “United States real property interest” to the extent such interest shall cause the Company to be treated as a “United States real property holding corporation” as those terms are defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service.

6.28.        No Violations.  Neither the execution and delivery of this Agreement and the Operative Documents, nor the consummation of any of the transactions contemplated hereby or thereby, by the Company, will (a) violate, conflict with, or result in a breach or default under any provision of the Certificate of Incorporation or By-Laws of the Company, (b) violate Applicable Laws, or (c) result in a violation or breach by the Company of, conflict with, constitute (with or without due notice or lapse of time or both) a default by the Company (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien upon any of the properties or assets of the

Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company is a party, or by which it or any of its respective properties or assets may be bound.

6.29.  Intellectual Property.

(a)           Exhibit 6.29(a) sets forth a complete list of all Company Registered Intellectual Property and all material Company Intellectual Property and specifies the jurisdictions in which such Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all software products currently marketed by the Company and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered.  Exhibit 6.29(a) also sets forth a complete list of any requests the Company has received to make any such registration, including the identity of the requestor and the item requested to be so registered and the jurisdiction for which such request has been made.

(b)           Exhibit 6.29(b) sets forth a complete list of all licenses, sublicenses and other agreements requiring payments equal to or in excess of $50,000 in any year to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any Company Intellectual Property, and includes the date thereof and identity of all parties thereto.

(c)           Exhibit 6.29(c) sets forth any agreement pursuant to which a third party has licensed or transferred any Intellectual Property to the Company (other than licenses of Commercial Software Rights) and includes the date thereof and identity of all parties thereto.  Except as set forth in Exhibit 6.29(c), the Company is in compliance with any agreements relating to the use of the Intellectual Property of any third party.

(d)           The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company to be in violation or default in any material respect under any license, sublicense or agreement listed on Exhibit 6.29(b) or Exhibit 6.29(c), nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

(e)           The Company has not been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement of any Intellectual Property of any third party and which has not been finally terminated prior to the date hereof nor does the Company have any knowledge of any such charge or claim or any infringement liability with respect to, or infringement or violation by, the Company of any Intellectual Property of another.  No Company Intellectual Property or product of the Company is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing of products by the Company.

(f)            Each item of Company Registered Intellectual Property is valid and subsisting.  All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(g)           Except as set forth on Exhibit 6.29(g), the Company is the owner or licensee of, with all right, title, and interest in and to each item of Company Intellectual Property, free and clear of any liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort, and has rights (and the Company is not contractually obligated to pay any compensation, other than commercially reasonable licensing fees and royalties to any third party in respect thereof) to the use thereof (including without limitation any right to copy, modify or distribute) or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property is being used.  The Company does not use nor is it licensed to use, and none of its products include or incorporate, (i) any software distributed free of charge on a trial basis for which a paid license would be required and has not been obtained for commercial distribution or (ii) any software whose ownership has been retained by a third party who controls its distribution. The Company Intellectual Property does not include any Publicly Available Software and the Company has not used Publicly Available Software in whole or in part in the development of any part of the Company Intellectual Property in a manner that may subject the Company Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software.

(h)           Except as set forth on Exhibit 6.29(h) all Company Intellectual Property is currently owned and held by the Company or by a Significant Subsidiary and not by any of its subsidiaries.  To the extent that any material Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto, and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(i)            The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party and except for licenses granted by the Company on commercially reasonable terms no third party has the right to distribute or license the Company Intellectual Property identified on Schedule 6.29(a) and the Company has not escrowed any Company Intellectual Property source code that is pursuant to any agreement or arrangement that grants a third party the right to distribute or license such source code.

(j)            All contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The Company is in material compliance with, and has not breached any term of such contracts, licenses and agreements and all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements.

(k)           No claims with respect to Company Intellectual Property have been asserted or, to the Company’s knowledge, are threatened by any Person, nor are there any valid grounds for any bona fide claims or infringement liability (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company infringes on or misappropriates any Intellectual Property or constitutes unfair competition or trade practices under the laws of any jurisdiction; (ii) against the use by the Company of any Intellectual Property used in the business of the Company as currently conducted; or (iii) challenging the ownership by the Company, validity or effectiveness of any Company Intellectual Property.  To the Company’s knowledge, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, including any employee or former employee of the Company.

(l)            The Company has taken reasonable steps to protect the Company’s respective rights in the Company’s respective confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/nondisclosure agreement substantially in the form provided to Purchasers and, except as set forth on Exhibit 6.29(l), all current and former employees and contractors of the Company have executed such an agreement.

(m)          Except as set forth on Exhibit 6.29(m), none of the Company’s professional services agreements with customers, agreements with merchants, agreements with outside consultants for the performance of professional services on the Company’s, or customers’ behalf, nor any agreement or license with any end user or reseller of the Company’s products, confers upon any party other than the Company any ownership right with respect to any Intellectual Property developed in connection with such agreement or license.

(n)           The Company has not breached or violated the terms of any license, sublicense, or other agreement relating to any Commercial Software Rights, and the Company has a valid right to use such Commercial Software Rights under such licenses and agreements.  The Company is not nor will be as a result of the execution and delivery of this Agreement or the performance of the Company’s obligations hereunder, in violation of any license, sublicense, or agreement relating to Commercial Software Rights.  No claims with respect to the Commercial Software Rights have been asserted or, to the knowledge of the Company, are threatened by any Person against the Company, nor to the knowledge of the Company are there any valid grounds for any bona fide claims (i) to the effect that the use of any product as now used by the Company infringes on any Intellectual Property, (ii) against the use by the Company of any Company Intellectual Property or (iii) challenging the validity or effectiveness of any of the rights of the Company to use Commercial Software Rights.  There is no unauthorized use, infringement, or misappropriation of any of the Commercial Software Rights by the Company or any employee or former employee thereof.  No Commercial Software Right is subject to any outstanding order, judgment, decree, stipulation, or agreement restricting in any manner the use thereof by the Company.

6.30.        Security Interests.  Upon consummation of the transactions contemplated by this Agreement and except as set forth on Exhibit 6.30(a) attached hereto, no person other than a Bank, if any, shall have a security interest in any or all of the Collateral (as such term is defined in the Security Agreement) senior in right to that security interest granted to the Purchasers pursuant to the Security Agreement. The Collateral is physically located solely at the locations set forth on Exhibit 6.30(b) attached hereto with the exception of motor vehicles owned or leased by the Company and with the exception of tools, equipment and machinery temporarily on location at sites where the Company is performing work.

6.31.        Claims.  Except as set forth on Exhibit 6.31, there are no claims outstanding, pending or threatened, including but not limited to, Administrative Claims, Disputed Claims and Unsecured Claims, (all as defined in the Plan) under the First Amended Plan of Reorganization of AremisSoft Corporation Jointly Proposed by Debtor and Softbrands, Inc, dated as of May 24, 2002 and effective as of August 2, 2002 (the “Plan”) and except as set forth in the Plan the Company has no liability for any claims against AremisSoft or any subsidiaries of AremisSoft by reason of transferee or successor liability or otherwise.

6.32.        Knowledge.  Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company” or similar language, the Company confirms that (i) the Company has in effect procedures that are reasonably designed to inform the

Company fully as to the matters that are the subject of such representation and warranty and that the Company has observed such procedures and (ii) the Company has made due and diligent inquiry as to the matters that are subject to such representation and warranty.

ARTICLE VII

COVENANTS OF THE COMPANY

7.01.        Affirmative Covenants of the Company Other Than Reporting Requirements.  Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as any of the Securities are outstanding (except that (1) the provisions of Sections 7.01(a), (c), (d), (e), (g), (h), (i), (m), (n), (o), (p), (q), (r), (s), (t), (v) and (w) shall terminate upon repayment in full of the aggregate outstanding principal balance of the Notes together with all interest and premium, if any, due thereon, and (2) the remainder of the provisions of this Section 7.01 shall terminate upon the later to occur of either (a) (1) above and (b) the earlier to occur of a Qualified IPO and the Company achieving and maintaining Public Company Status for a period of three consecutive months), it will perform and observe the following covenants and provisions and will cause each Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

(a)           Punctual Payment.  Pay the principal of, premium, if any, and interest on each of the Notes within the time periods and at the place and in the manner provided in the Notes and herein.

(b)           Payment of Taxes and Trade Debt.  Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company or the Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto.  Pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or the Subsidiaries, except such as are being contested in good faith and by appropriate proceedings if the Company or the Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto.

(c)           Maintenance of Insurance.  Maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates and in any event in amounts sufficient to prevent the Company or such Subsidiary from becoming a co-insurer.  The Company and the Subsidiaries will add the Purchasers as a notice party for each such policy and shall request that the issuer of each policy provide the Purchasers with ten (10) days’ notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned before any change is made in the beneficiary thereof.

(d)           Preservation of Corporate Existence.  Preserve and maintain, and cause each Significant Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Significant Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to remain so qualified would not, either individually or in the aggregate, have a Material Adverse Effect; provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 7.02(f).  Preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business.

(e)           Compliance with Laws.  Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could have a Material Adverse Effect.

(f)            Inspection Rights.  At any reasonable time and from time to time, permit the Purchasers or any of their agents or representatives, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of, the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of their officers or directors and independent accountants.  All reasonable out-of-pocket expenses of the Purchasers (or their agents or representatives), the Company or any Subsidiary incurred in connection with such inspection rights shall be borne by the Company.

(g)           Keeping of Records and Books of Account.  Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Company and each Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(h)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties, necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

(i)            Compliance with ERISA.  Comply, and cause each Subsidiary to comply, with all minimum funding requirements applicable to any Employee Benefit Plan, and comply, and cause each Subsidiary to comply, in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan.  Neither the Company nor any Subsidiary will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of the Company.

(j)            Attendance at Board Meetings.  At any time at which a nominee of the Purchaser Representative is not a member of the board of directors or any committee of the Company as provided in this Agreement, permit such Purchaser Representative or its designee to have one observer attend each meeting of the board of directors of the Company and any committee thereof.  The Company will send to any such Purchaser Representative and its designee the notice of the time and place of any such meeting in the same manner and at the same time as notice is sent to the directors or committee members, as the case may be; provided, however, that each such Purchaser Representative and its designee shall always receive at least three (3) days’ prior notice of any meeting.  The Company shall also provide to such Purchaser Representative copies of all notices, reports, minutes, consents and other documents at the time and in the manner as they are provided to the board of directors or committees.  The Company shall reimburse each such Purchaser Representative for all reasonable costs incurred by the Purchaser

Representative or its designee in connection with traveling to and from and attending meetings of the Company’s board of directors and committees.

(k)           Board of Directors and Committees.  The Purchaser Representative shall at all times be entitled to appoint one representative to the board of directors of the Company. The board of directors of the Company shall meet at least four (4) times per calendar year. The Company shall at all times maintain a Compensation Committee and an Audit Committee of its board of directors. The Purchaser Representative shall at all times be entitled to appoint one representative to each of the Compensation Committee and the Audit Committee. The Purchaser Representative shall at all times have a representative on each other committee of the board of directors unless and only for so long as they waive such right with respect to a specific committee or they have waived the right to appoint one representative to the board of directors of the Company.  The Company shall reimburse the Purchaser Representative and its appointees for all reasonable costs incurred by them in connection with traveling to and from and attending meetings of the board of directors and committees of the board of directors of the Company, in addition to any directors fees regularly paid to any members of the Company’s board of directors; provided, however, that in the case of CRP and its appointees, all such reimbursements and fees shall be payable to Capital Resource Management, Inc. and, to the extent legally possible, compensation in the form of stock options shall be issued to Capital Resource Management, Inc., or should that not be legally possible, such stock options shall, to the extent legally possible, be transferable at the discretion of the holder thereof.

(l)            U.S. Real Property Holding Corporation.  The Company shall conduct its business, and do or cause to be done any and all actions as are necessary, so that the Company shall not at any time be a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service.

(m)          Preferred Stock Subordination Agreement.  Upon the issuance of any shares of Preferred Stock having accruing dividends or terms which allow for the redemption of such stock, the Company shall cause the holders of Preferred Stock to enter into a subordination agreement (the “Preferred Stock Subordination Agreement”) such agreement to be in the form of Exhibit 7.01(m) attached hereto.

(n)           Proceeds of Liquidating Trust.  If an Event of Default shall have occurred and shall not have been rescinded or annulled pursuant to Section 8.02, any proceeds due or payable to the Company by the Liquidating Trust pursuant to the Plan, less any amounts paid with respect to applicable taxes on such proceeds, shall be first paid to the Purchasers as an optional redemption pursuant to the terms of Section 2.06(c) until the Notes are repaid in full.

(o)           Financial Covenants.

(i)            Minimum EBITDA.  Commencing with and including the fiscal quarter ending March 31, 2003, the Company will maintain, on a consolidated basis, measured at the end of each fiscal quarter, EBITDA for the previous twelve (12) months of not less than those amounts set forth next to the corresponding fiscal quarters set forth on Schedule 7.01(o)(i) attached hereto; provided, that (a) for the quarter ending March 31, 2003 EBITDA for the previous three (3) months shall be measured; (b) for the quarter ending June 30, 2003 EBITDA for the previous six (6) months shall be measured and (c) for the quarter ending September 30, 2003 EBITDA for the previous nine (9) months shall be measured.

(ii)           Fixed Charge Coverage Ratio.  Commencing on and including the fiscal quarter ending March 31, 2003, the Company will maintain, on a consolidated basis, measured at the end of each fiscal quarter, a Fixed Charge Coverage Ratio for the previous twelve (12) months of not less than the amounts set forth next to the corresponding fiscal quarters set forth on Schedule 7.01(o)(ii) attached hereto; provided, that (a) for the quarter ending March 31, 2003 Fixed Charge Coverage Ratio for the previous three (3) months shall be measured; (b) for the quarter ending June 30, 2003 Fixed Charge Coverage Ratio for the previous six (6) months shall be measured and (c) for the quarter ending September 30, 2003 Fixed Charge Coverage Ratio for the previous nine (9) months shall be measured.

(p)           Ownership of Intellectual Property.  The Company shall transfer or cause to be transferred, no later than June 30, 2003, all of its rights in any Company Intellectual Property, whether currently held in the name of the Company or any of its Subsidiaries, to Softbrands Licensing, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

(q)           Non-disclosure and Developments Agreements.  The Company shall cause each new employee and each employee who is granted options to purchase shares of capital stock of the Company to execute a non-disclosure and developments agreement in a form consistent with industry practice.

(r)            Debenture.  The Company shall deliver to and file with the Registrar of Companies in the United Kingdom an original fully-executed Debenture, together with an executed Form 395 and an executed counterpart of this Agreement within ten (10) Business Days of the Closing and deliver a copy of such filing to the Purchasers and their special counsel.

(s)           Certificates.  The Company shall deliver to the Purchaser Representative the stock certificates identified on Schedule 7.01(s) within thirty (30) Business Days of the Closing.  In the event stock certificates are issued to the Company after the date of this Agreement, the Company shall deliver to the Purchaser Representative such stock certificates within ten (10) Business Days of such issuance.

(t)            Insurance.  The Company shall obtain with a financially sound and reputable insurance company, term life insurance on the life of George Ellis in the face amount of at least $5 million, the proceeds of which shall be payable solely to the order of the Company and shall deliver evidence of such insurance to the Purchasers and their special counsel within twenty (20) Business Days of the Closing.

(u)           Rights Certificates.  The Company shall cause the Rights Agent (as defined in the Rights Plan) to deliver Rights Certificates (as defined in the Rights Plan) to the holders of Warrant Shares if Rights Certificates are or have been delivered to other holders of Common Stock.

(v)           Silicon Valley Bank.  The Company shall, within three (3) Business Days of the date hereof provide evidence of the release of all security interests by Silicon Valley Bank.

(w)          Perfection of Registered Intellectual Property.  The Company shall, within thirty (30) Business Days of the date hereof, execute all documents reasonably requested by the Purchasers for filing with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, to perfect the Purchasers security interest in the Company’s Registered Intellectual Property.

7.02.        Negative Covenants of the Company.  Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as any of the Securities are outstanding (except that (1) the provisions of Sections 7.02(a), (b), (c), (d), (e), (f), (g), (i), (j), (k), (l), (m), (o), (p), (q) and (r) shall terminate upon repayment in full of the aggregate outstanding principal balance of the Notes together with all interest and premium, if any, due thereon, and (2) the remainder of the provisions of this Section 7.02 shall terminate upon the later to occur of either (a) (1) above and (b) the earlier to occur of a Qualified IPO and the company achieving and maintaining Public Company Status for a period of three consecutive months), it will comply with and observe the following covenants and provisions, and will cause each Subsidiary to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not:

(a)           Liens.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except that the foregoing restrictions shall not apply to mortgages, deeds of trust, pledges, liens, security interests or other charges or encumbrances (collectively, “Permitted Liens”):

(i)            for taxes, assessments or governmental charges or levies on property of the Company or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(ii)           imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business;

(iii)          arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv)          securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), statutory obligations and surety bonds;

(v)           in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property which do not materially detract from its value or impair its use;

(vi)          arising by contract or by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented;

(vii)         arising from any litigation or proceeding which is being contested in good faith by appropriate proceedings, provided, however, that no execution or levy has been made;

(viii)        bankers’ liens, rights of set-off and similar liens made in connection with deposits in the ordinary course of business up to an amount equal to the Senior Debt permitted by Section 7.02(b);

(ix)           of vendors or suppliers of the Company for products supplied by such vendors or suppliers, provided that each such lien shall not exceed $50,000 with a maximum of $100,000 in the aggregate;

(x)            described on Exhibit 6.07(a) which secure the Indebtedness set forth on Exhibit 6.08(d), provided that no such lien is extended to cover other or different property of the Company or any Subsidiary; and

(xi)           liens which secure Indebtedness permitted by Section 7.02(b).

(b)           Indebtedness.  Without the prior written consent of the Purchasers, create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any liability with respect to Indebtedness for Money Borrowed other than (1) up to $7.5 million in Senior Debt (2) the Notes (3) Indebtedness of the Company to a Significant Subsidiary, or a Significant Subsidiary to the Company or a Significant Subsidiary to a Significant Subsidiary and (4) New Debt issued in compliance with Section 3.07 if the person or entity acquiring such New Debt executes and delivers a junior subordination agreement substantially in the form of Exhibit 7.02(b), provided that the incurrence and maintenance of all such Indebtedness does not result in the Company’s or any Subsidiary’s failure to comply with any of the provisions of Article VII hereof.

(c)           Lease Obligations.  The Company will not pay or become obligated to pay, or permit any Subsidiary to pay or become obligated to pay in any fiscal quarter, rent under any Operating Lease if the amount of the aggregate lease or other payments due under such Operating Lease, when added to the aggregate lease or other payments due under all other Operating Leases exceeds the amount set forth next to the corresponding fiscal quarter on Schedule 7.02(c).

(d)           Assumptions or Guaranties of Indebtedness of Other Persons.  Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except by the Company with respect to any Indebtedness of any Subsidiary which is permitted by this Agreement.

(e)           Mergers, Sale of Assets, Etc .  Without the prior written consent of the Purchaser Representative, except as permitted by Section 7.02(f)(ix), merge or consolidate with any Person, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereinafter acquired) or permit any Subsidiary to do so, except that (1) any Significant Subsidiary may merge into or consolidate with or transfer assets to any other Significant Subsidiary, (2) any Significant Subsidiary may merge into or transfer assets to the Company and (3) the Company or any Subsidiary may sell, assign, lease or otherwise dispose of (i) inventory in the ordinary course of business, (ii) equipment that is no longer used or useful in the Company’s or any of its Subsidiaries’ business or that is physically obsolete, provided that the proceeds thereof are used first to reduce outstanding Senior Debt, if any, and then to reduce other outstanding Indebtedness, (iii) sales of equipment the proceeds of which are applied within thirty (30) days of such sale to the purchase of replacement equipment with like value and function and (iv) other sales of assets in any given year which have a fair market value of less than one million dollars ($1,000,000) in the aggregate provided that the proceeds from such dispositions are applied first to reduce outstanding Senior Debt, if any, and then to reduce other outstanding Indebtedness; provided however that if an Event of Default shall have occurred and shall not have been rescinded or annulled pursuant to Section 8.02, proceeds received by the Company pursuant to (ii) or (iv) above are applied first to reduce outstanding Senior Debt, if any, and then applied to repay the Notes pursuant to Section 2.06(c).

(f)            Investments in Other Persons.  Without the prior written consent of the Purchasers, make or permit any Subsidiary to make, any loan or advance to any Person, or except as set forth in Section 7.02(m) with respect to capital expenditures, purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets or other property of, obligations of, or any interest in, any Person, except:

(i)            investments by the Company or a Subsidiary in evidences of Indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

(ii)           investments by the Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $100,000,000 and whose parent holding company has long-term debt rated Aa1 or higher, and whose commercial paper (if rated) is rated Prime 1 by Moody’s Investors Service, Inc.;

(iii)          loans or advances from a Subsidiary to the Company;

(iv)          investments by the Company or a Subsidiary in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition;

(v)           reasonable advances to employees for travel or relocation in accordance with the ordinary course of business and with past practices;

(vi)          acquisitions of assets, capital stock or other property which individually and in the aggregate are not material to the Company or such Subsidiary (assets, capital stock and other property with a fair market value of less than $250,000 acquired in any one-year period in the aggregate shall not be deemed “material”); provided, however, that each such acquisition can be made in compliance with the other terms of this Agreement, including, without limitation, Section 7.02(l);

(vii)         extensions of trade credit in the ordinary course of business pursuant to standard terms;

(viii)        investments by any Subsidiary in the Company or a Significant Subsidiary;

(ix)           acquisitions of assets, capital stock or other property representing the acquisition of intellectual property, contracts or other assets of a software business (whether structured as a purchase or a merger) to the extent the aggregate consideration paid or issued in connection with such acquisitions in any form, including, without limitation, cash, Equity Securities or Indebtedness, after the Closing, does not exceed $5,000,000 in the aggregate (excluding up to $4,500,000 in the aggregate paid by the Company to MBDS pursuant to the Option Agreement); provided, however, that the $5,000,000 limitation in this Section 7.02(f)(vii) shall be increased by an amount equal to one-half of the Net Distributions; and

(x)            loans by the Company or a Significant Subsidiary to a Covered Subsidiary permitted under Section 7.02(t).

(xi)           loans or advances from the Company to a Significant Subsidiary.

(g)           Distributions.  Without the prior written consent of the Purchasers, declare or pay any dividends (accrued or otherwise), purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as “Distributions”); provided, however, that nothing herein contained shall prevent:

(i)            the Company from effecting a stock split or declaring or paying any dividend consisting of shares of any class of Common Stock to the holders of shares of such class of Common Stock, provided that such stock split or dividend is effected equally across all classes of Common Stock; or

(ii)           the Company from repurchasing or redeeming any Securities in accordance with the terms of Article III hereof; or

(iii)          any Subsidiary from declaring or making payment of cash and stock dividends, returns of capital or distributions of assets to the Company;

if in the case of any such transaction the Distribution can be made in compliance with the other terms of this Agreement.

(h)           Dealings with Affiliates. Without the prior written consent of the Board of Directors, (i) enter or permit any Subsidiary to enter into any transaction with any other subsidiary or any Significant Stockholder or director or officer of the Company or any Subsidiary or any member of their families or any corporation or other entity in which any one or more of such director, officer or Significant Stockholder or members of their immediate families directly or indirectly holds any class of capital stock; or (ii) enter or permit any Subsidiary to enter into any transaction with any Indirect Subsidiaries or other stockholder which is not at arms-length and on terms no more favorable than those of a third party commercially reasonable transaction; provided, however, that this Section 7.02(h) shall not apply to any transaction which is governed by Section 7.02(n).

(i)            Maintenance of Ownership of Subsidiaries.  Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to the Company or another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Subsidiary, except to the Company or another Subsidiary, provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 7.02(e).

(j)            Additional Subsidiaries.  Acquire assets, capital stock or other property or obligations of, or interest in, any Person, whether by way of stock or asset purchase, merger, consolidation or otherwise, where after giving effect to such acquisition such Person shall constitute a Subsidiary, or otherwise form or create any Subsidiary, unless in each case such Subsidiary (i) executes an instrument of accession in the form attached hereto as Exhibit 7.02(j), pursuant to which the Subsidiary agrees (a) with respect to U.S. Subsidiaries, to become bound by the terms and conditions of this Agreement as a Significant Subsidiary and (ii) executes an instrument of accession to the Operative

Documents to the extent required thereby or (b) with respect to foreign subsidiaries, to comply with Section 7.02(q) hereto.

(k)           Change in Nature of Business.  Without the prior written consent of the Purchasers, make, or permit any Subsidiary to make, any change in the nature of its business as carried on at the date hereof.

(l)            No Amendment or Waiver of Charter Documents.  Amend, alter, repeal or terminate its Certificate of Incorporation (or comparable charter documents) without the prior written consent of the Purchasers.

(m)          Capital Expenditures.  Make, or permit any Subsidiary to make, Capital Expenditures during any fiscal quarter of the Company which, when added to the Capital Expenditures for the Company and its Subsidiaries for the previous nine (9) months, exceed the amount set forth next to the corresponding quarter set forth on Schedule 7.02(m) provided, that (a) for the quarter ending December 31, 2002 Capital Expenditures for the previous three (3) months shall be added; (b) for the quarter ending March 31, 2003 Capital Expenditures for the previous six (6) months shall be added and (c) for the quarter ending June 30, 2003 Capital Expenditures for the previous nine (9) months shall be added.

(n)           Compensation.  Without the prior written consent of the Purchasers, (i) amend any of the Employment Agreements or the Noncompetition Agreement or (ii) pay, directly or indirectly, as salary, bonuses, fringe benefits, expenses, stock option grants, drawing accounts or otherwise compensation to any executive officer of the Company, any employee who reports to the president or chief executive officer of the company, or any person identified on Exhibit 1.01(a) hereto, unless such compensation is approved by the compensation committee of Board of Directors of the Company.

(o)           Preferred Stock  Without the prior written consent of the Purchaser Representative, sell or issue any Equity Security with any dividend, redemption or other payment feature which could obligate the Company or any Subsidiary to make any cash payments prior to the payment in full of the Notes.

(p)           Intellectual Property.  Transfer, assign or permit any transfer or assignment of the Company’s Intellectual Property to any Subsidiary or party other than the Company or a Significant Subsidiary.

(q)           Assets of Subsidiaries.  Without the consent of the Purchaser Representative, permit the aggregate net book value (as determined in accordance with GAAP) of all Subsidiaries that are not a Significant Subsidiary (the “Covered Subsidiaries”) to exceed $2,000,000 in aggregate for any fiscal quarter.

(r)            Indirect Subsidiaries.  Permit the aggregate investment in any Indirect Subsidiaries to exceed $100,000 for any fiscal quarter.

(s)           Other Mergers.  Without the prior written consent of the Purchaser Representative, merge or consolidate with any Person, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereinafter acquired) or permit any Subsidiary to do so if any employee or director of the Company or any Subsidiary enters into any arrangement or agreement providing for the receipt of any consideration or compensation other than amounts paid with respect to equity of the

Company owned by such employee or director prior to such merger, sale, assignment or disposition; provided, that the assumption by any third party of any contracts entered into and existing prior to the negotiation of such merger, sale, assignment or disposition or the payment of severance provided for in such agreements will not be deemed to be an arrangement or agreement providing for compensation or consideration to any employee or director of the Company or any Subsidiary for purposes of this Section 7.02(s).

(t)            Loans.  Without the prior written consent of the Purchaser Representative, permit loans from the Company and the Significant Subsidiaries to the Covered Subsidiaries to exceed $500,000 in the aggregate in any fiscal quarter.

7.03.        Reporting Requirements.  Until the later to occur of (i) a Qualified IPO and (ii) the repayment in full of the Notes and all outstanding unpaid interest thereon, the Company will furnish to each holder of any Note, any Warrant or any Warrant Shares:

(a)           as soon as possible and in any event within five (5) days after the occurrence of each Event of Default or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, the statement of the chief financial officer of the Company setting forth details of such Event of Default or event and the action which the Company proposes to take with respect thereto to cure such Event of Default;

(b)           as soon as available and in any event within thirty (30) days after the end of each month, consolidated balance sheets of the Company and its Subsidiaries as of the end of such month and the related consolidated statements of income and retained earnings and of cash flows of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the Budget for the current year, all in reasonable detail, in a format reasonably satisfactory to the Purchasers (provided, however, that the Company shall furnish such reports in the form attached hereto as Exhibit 7.03 at least once every three (3) calendar months), and duly certified (except for the absence of footnotes and subject to normal year-end adjustments and accruals) by the chief financial officer of the Company as having been prepared in accordance with GAAP and including a discussion by the Company’s management of any variance from the Budget for such fiscal year; provided, however, that solely with respect to periods ending on or before December 31, 2002, the Company shall not be obligated to provide comparative information with respect to comparable periods in the previous fiscal year;

(c)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein the consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by independent public accountants of recognized national standing acceptable to the Purchasers and including a discussion by the Company’s management of any variance from the Budget for the fiscal year just ended;

(d)           prior to the end of each fiscal year of the Company, (x) an operating budget (the “Budget”) of the Company and its Subsidiaries for the next fiscal year in the form customarily prepared by management for internal use, which Budget shall be reasonably satisfactory in form and substance to the Purchasers but which shall in any case include a detailed balance sheet and detailed monthly statements of income and cash flows, and (y) three to five year financial plans for the Company and the Subsidiaries in the form customarily prepared by management for internal use, which shall be reasonably satisfactory in form and substance to the Purchasers;

(e)           at the time of delivery of each monthly statement contemplated by subsection 7.03(b) and annual statement contemplated by subjection 7.03(c), a certificate, executed by the chief financial officer of the Company, stating that such officer has caused this Agreement and the Operative Documents to be reviewed and has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or any of the Operative Documents or, if such officer has such knowledge, specifying such default and the nature thereof, and setting forth computations in reasonable detail demonstrating compliance with the provisions of subsections 7.01(o) and subsections 7.02(b) and (c);

(f)            as soon as available and in any event within thirty (30) days after the end of each fiscal quarter of the Company, an updated capitalization table of the Company setting forth all issued and outstanding equity of the Company, including all options, warrants or rights to purchase shares of capital stock or other securities of the Company authorized, issued or outstanding;

(g)           within thirty (30) days after the end of each fiscal year of the Company, a certificate from the Company’s and each Subsidiary’s insurance provider(s) confirming the insurance coverage provided by such provider to the Company and the Subsidiaries, as applicable;

(h)           promptly upon receipt thereof, any written report submitted to the Company or any Subsidiary by independent public accountants in connection with an annual or interim audit of the books of the Company and the Subsidiaries made by such accountants;

(i)            promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary of the type described in Section 6.04;

(j)            simultaneously as they are sent to the Bank, if any, copies of all financial statements, and upon written request of the Purchasers, reports and other information delivered by or on behalf of the Company or a Subsidiary to the Bank, if any;

(k)           promptly after sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall send or make available to the stockholders of the Company or the Commission; and

(l)            such other information respecting the business, assets, liabilities, financial condition, results of operations or prospects of the Company or any of its Subsidiaries as the Purchasers may from time to time reasonably request, and to make available to the Purchasers and their representatives, members of management and employees with significant responsibilities (such as department heads) for the purposes of updating the Purchasers as to the condition of the Company and its Subsidiaries.

The Company shall send the reports contemplated in Section 7.03(b), (c), (d), (f) and (j) hereof in electronic format either to an e-mail address previously designated in writing by such person to the Company or, should the recipient not provide an e-mail address to the Company, by hard copy in accordance with Section 9.03 hereof.

ARTICLE VIII

EVENTS OF DEFAULT

8.01.        Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Company shall fail to pay any installment of principal of any of the Notes when due; or

(b)           The Company shall fail to pay any interest or premium, if any, on any of the Notes when due; or

(c)           The Company or any Subsidiary shall default in the performance of any covenant contained in Section 7.01(o), (r), (u) or (v), Section 7.02(c) or (m) or Section 7.03; or

(d)           The Company or any Subsidiary shall fail to perform or observe any term, covenant or agreement contained in this Agreement or the Operative Documents on its part to be performed or observed (other than those set forth in (c) above) and any such failure remains unremedied in whole or in part for ten (10) Business Days from the time of such failure to perform or observe such term, covenant or agreement; or

(e)           Any representation or warranty made by the Company or any Subsidiary in this Agreement or any Operative Document or by the Company (or any of its officers) or any Subsidiary (or any of its officers) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any Operative Document shall prove to have been incorrect when made or an event described in the proviso at the end of this Section 8.01(e) shall have occurred (a “Trigger Event”) and either (x) any Trigger Event or the effect of the facts or circumstances relating to, causing or underlying any such incorrect statement results in, or could reasonably be expected to result in, a (i) loss, (ii) liability, (iii) reduction in revenue, (iv) expense or (v) reduction in value of the Company, any Subsidiary or any asset of the Company or any Subsidiary in excess of $100,000 or (y) all or all of the Trigger Events and the effect of the facts or circumstances relating to, causing or underlying any or all such incorrect statements results in, or could reasonably be expected to result in, or could reasonably be expected to result in, a (i) loss, (ii) liability, (iii) reduction in revenue, (iv) expense or (v) reduction in value of the Company, any Subsidiary or any asset of the Company or any Subsidiary in excess of $300,000 in the aggregate, or (z) regardless of the amount of the loss, was an intentional and knowing misstatement or omission when made; provided, that if the Company or the Subsidiary becomes or agrees to be (or a third party asserts that the Company or any Subsidiary is):

(i)            obligated under any arrangement or agreement to return, rebate, pay-back, refund or set-off an amount in excess of the amount paid to the Company or such Subsidiary pursuant to such contract or agreement; or

(ii)           liable for consequential damages or damages to property under any arrangement or agreement,

then the Company hereby acknowledges and agrees that any Excess Amount or Excess Damages relating to or arising out of such Trigger Event shall be deemed to be a loss for purposes of this Section 8.01(e); or

(f)            The Company or any Subsidiary shall fail to pay any Indebtedness for Money Borrowed exceeding $100,000 owing by the Company or such Subsidiary (as the case may be), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness for Money Borrowed shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any such Indebtedness for Money Borrowed owing by the Company or any Subsidiary, as the case may be, when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such Indebtedness for Money Borrowed, or the trustee or trustees under any such agreement or instrument to accelerate the maturity of such Indebtedness for Money Borrowed, unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness for Money Borrowed or such trustee or trustees; or

(g)           The Company or any Subsidiary shall be involved in financial difficulties evidenced (i) by its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) by the entry of an order for relief in any involuntary case commenced under said Title 11; (v) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (vi) by the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

(h)           A Change in Control occurs, which Change in Control is not consented to specifically with reference to this Section 8.01(h) by the Purchasers who are holders of at least more than fifty percent (50%) of the outstanding principal amount of the Notes; or

(i)            Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(j)            The Company or any Subsidiary becomes liable for any amounts due pursuant to any Unscheduled Claims in excess of $100,000; or

(k)           The Company or any Subsidiary becomes subject to any claim for indemnification or damages in connection with or as a result of its status as a successor to, or subsidiary of, AremisSoft in excess of the amounts distributed to the Company by the liquidating trust formed in accordance with the Plan; or

(l)            The Company is in violation of the Securities Act or the Exchange Act including all regulations relating thereto and such violation continues or remains unremedied for ninety (90) days except for any violations resulting from the Company’s failure to file audited financial statements for AremisSoft for any period prior to August 2, 2002 in connection with a filing with the Commission; or

(m)          The Company is required to restate the financial statements for any prior period ending on or after December 31, 2001 other than any restatements which are (1) solely a reclassification of line items in such financial statements or (2) the result of changes in the assumptions related to the formation of the Company and the implementation of the Plan which are required by the Commission in connection with a filing by the Company with the Commission; or

(n)           The Company is required to file a registration statement pursuant to the Exchange Act and such registration statement is not filed within ninety (90) days of the date such requirement was determined; or

(o)           EBITA as of December 31, 2002 for the previous three (3) months shall be a loss greater than $1,600,000 where “EBITA” shall mean, for any particular period the aggregate of:

(a)           Net Income;

(b)           all amounts deducted in the calculation of Net Income in respect of income taxes, capital gains taxes, capital taxes or similar taxes, whether paid, accrued or deferred;

(c)           all amounts deducted in the calculation of Net Income in respect of amortization;

(d)           all amounts deducted in the calculation of Net Income in respect of the aggregate Interest Expense, including in respect of a capital lease allocable to Interest Expense;

which calculation shall be based on the consolidated financial statements of the Company and determined in accordance with GAAP then, and in any such event listed in Section 8.01(a) through (o),

(1)           the Purchasers may, by notice to the Company, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsection 8.01(g) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and each Subsidiary, and

(2)           the Purchasers may proceed to protect and enforce their rights by suit in equity (including without limitation a suit for rescission), action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or any term of the Certificate of Incorporation of the Company, or in aid of the exercise of any power granted in this Agreement or in the Certificate of Incorporation of the Company, and, immediately, in the case of Section 8.01(g) hereof, and at any time after the giving of the Put Notice to the Company pursuant to Article III hereof, the theretofore unexercised “put” rights set forth in Article III hereof shall, to the extent not already exercisable, be deemed to have become immediately exercisable and thereafter any Purchaser may in such Put Notice to the Company declare all or part of such theretofore unexercised “put” rights to be forthwith exercised and due and payable (unless there shall have occurred an Event of Default under Section 8.01(g) hereof, in which case such “put” rights shall be automatically exercised and due and payable), whereupon the Repurchase Price for the Warrant Shares shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are expressly waived), and any such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect.

Without in any way limiting the rights of the holders of the Notes, the Company and the Subsidiaries hereby agree that the holders of the Warrant Shares would have no adequate remedy at law, for monetary compensation or otherwise, for the damages that would be suffered if the Company were to fail to comply with its obligations under Article III hereof, and that the Company and the Subsidiaries therefore agrees that the holders of the Warrant Shares shall be entitled to obtain specific performance of the Company’s obligations under Article III of this Agreement.

8.02.        Annulment of Defaults.  Section 8.01 is subject to the condition that, if at any time after the principal of any of the Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any portion thereof, shall have been entered, then and in every such case the holders of a majority or more in principal amount of all Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and its consequences, but no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

ARTICLE IX

MISCELLANEOUS

9.01.        No Waiver; Cumulative Remedies.  No failure or delay on the part of any Purchaser, or any other holder of the Notes, Warrants or Warrant Shares in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.02.        Amendments, Waivers and Consents.  Any provision in this Agreement or the other Operative Documents to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company shall, (i) prior to the issuance of the Notes, obtain consent thereto in writing from Purchasers obligated hereby to purchase at least a majority of the principal amount of the Notes to be issued at the Closing, (ii) as long as any Notes are outstanding, obtain consent thereto in writing from the holder or holders of at least a majority in principal amount of all Notes then outstanding, or, (iii) if the Notes have previously been issued hereunder and if no Notes are then outstanding, obtain consent thereto in writing from the holder or holders of at least a majority of the Warrants (on an as-converted basis) and the Warrant Shares, and shall, in any case, deliver copies of such consent in writing to all other holders of Notes and/or Warrants and/or Warrant Shares or, if prior to the Closing, all Persons obligated to purchase Notes and Warrants; provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Note without the consent of the holder thereof, or to alter or amend the consent mechanism provided for under this Section 9.02; and, provided further, that no covenant or provision set forth in the terms of the Warrants may be omitted or waived without the written consent of the holder or holders of at least a majority of the Warrant Shares issued or issuable upon conversion of the Warrants.  Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Written notice of any waiver or consent effected under this Section 9.02 shall promptly be delivered by the Company to any holders who did not execute the same.

9.03.        Addresses for Notices, Etc.; Wire Transfer Instructions.  All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses indicated below:

If to the Company or any Subsidiary:

Softbrands, Inc.

Two Meridian Crossings

Suite 800

Minneapolis, Minnesota  55423

Attention: Chief Executive Officer

With a copy to:

Dorsey & Whitney LLP

50 South Street, Suite 1500

Minneapolis, Minnesota  55402

Attention:  Thomas Martin, Esq.

Facsimile No.:  (612) 340-7800

If to any other holder of the Notes or Warrants or Warrant Shares:

at such holder’s address for notice as set

forth in the transfer records of the

Company

With a copy to:

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, Massachusetts  02110

Attention:  Kathy A. Fields, Esq.

Facsimile No.: (617) 248-7100

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communications shall, when mailed or otherwise sent shall be effective (i) two days after being deposited in the mails or (ii) one day after being deposited with an express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

Wire transfers to be made pursuant to this Agreement shall be made in accordance with instructions provided in writing by such person receiving the wire transfer.

9.04.        Costs, Expenses and Taxes. The Company agrees to pay on demand all costs and expenses of the Purchasers (including all reasonable fees and expenses of Testa, Hurwitz & Thibeault, LLP counsel to the Purchasers) in connection with the preparation, execution and delivery of this Agreement, the Notes, the Warrants, the other Operative Documents and other instruments and documents to be delivered hereunder, and in connection with the consummation of the transactions contemplated hereby and thereby, as well as all costs and expenses of the Purchasers and their special counsel in connection with the preparation, execution and delivery of the Subordination Agreement any amendment, waiver (whether or not such amendment or waiver becomes effective) or enforcement of this Agreement, the Plan, the Operative Documents, and other instruments and documents to be delivered hereunder and thereunder. In addition, the Company agrees to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Warrants, the other Operative Documents, and the other instruments and documents to be delivered hereunder or thereunder and the Company agrees to save each Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

9.05.        Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and each of the Purchasers and their respective successors and assigns, except neither the Company nor any Significant Subsidiary shall have the right to assign its rights hereunder or any interest therein without the prior written consent of (i) prior to the issuance of the Notes, Purchasers obligated hereby to purchase at least a majority in principal amount of the Notes to be issued at the Closing, (ii) as long as any Notes are outstanding, obtain consent thereto in writing from the holder or holders of at least a majority in principal amount of all Notes then outstanding, or, (iii) if the Notes have previously been issued hereunder and if no Notes are then outstanding, obtain consent thereto in writing from the holder or holders of at least a majority of the Warrants (on an as-converted basis) and the Warrant Shares.  Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any third party or inure to the benefit of any third party.

9.06.        Payments in Respect of Notes.  Each Purchaser and any successor holder of the Notes, by their acceptance thereof, agree that, with respect to all sums received by them applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made among them so that, in effect, all such sums shall be shared ratably by all of the holders of the Notes whether received by voluntary payment, by realization upon security, by the exercise of the right of setoff, by counterclaim or cross-action or by the enforcement of any or all of the Notes.  If any holder of the Notes receives any payment on its Notes in excess of its pro rata portion, then such holder receiving such excess payment shall purchase for cash from the other holders an interest in their Notes in such amounts as shall result in a ratable participation by all of the holders in the aggregate unpaid amount of Notes then outstanding.  The Company shall not have any obligation to any Person under this Section 9.06.

9.07.        Indemnification.  The Company and each Significant Subsidiary agrees to indemnify and hold harmless each Purchaser, its subsidiaries, directors, officers, partners, counsel, employees, agents, brokers and other representatives from and against any and all liability (including, without limitation, reasonable legal fees incurred in defending against any such liability) under, arising out of or relating to this Agreement, the Operative Documents, the Warrants and the Warrant Shares, the transactions contemplated hereby or thereby or in connection herewith or therewith, including (to the maximum extent permitted by law) any liability arising under federal or state securities laws, except to the extent such liability shall result from any act or omission on the part of such Purchaser or its subsidiaries, directors, officers, partners, counsel, employees, agents, brokers or other representatives.  The obligations of the Company and each Significant Subsidiary under this Section 9.07 shall survive and continue to be in full force and effect notwithstanding (a) the repayment of the Notes and (b) the termination of this Agreement.

9.08.        Survival of Representations and Warranties.  All representations and warranties made in this Agreement, the Operative Documents or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof and thereof, regardless of any investigation made by the Purchasers or on behalf of the Purchasers.

9.09.        Prior Agreements.  This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written respecting that subject matter.

9.10.        Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.11.        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts.

9.12.        Waiver of Right to Jury Trial.  The parties hereby waive all rights to a trial by jury for all legal proceedings concerning this Agreement, the Notes or the Warrants.

9.13.        Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  Any reference herein to an Article, Section or subsection is, unless otherwise indicated, a reference to that Article, Section or subsection of this Agreement.

9.14.        Sealed Instrument.  This Agreement is executed as an instrument under seal.

9.15.        Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

9.16.        Further Assurances.  From and after the date of this Agreement, upon the request of the Purchasers, the Company and each Significant Subsidiary shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Operative Documents.

9.17.        Consent to Jurisdiction. The Company and each Significant Subsidiary irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement or any of the Operative Documents.  To the fullest extent it may effectively do so under applicable law, the Company and each Significant Subsidiary irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.18.        Effect of Judgment. The Company and each Significant Subsidiary agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 9.17 brought in any such court shall, subject to such rights of appeal on issues other than jurisdiction as may be available to the Company or any Significant Subsidiary, be conclusive and binding upon the Company and each Significant Subsidiary and may be enforced in the courts of the United States of America or the Commonwealth of Massachusetts (or any other courts to the jurisdiction of which the Company or any Significant Subsidiary is or may be subject) by a suit upon such judgment.

9.19.        Service of Process. The Company and each Significant Subsidiary consents to service of process in any suit, action or proceeding of the nature referred to in Section 9.17 by actual receipt of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Company specified in or designated pursuant to Section 9.03. The Company and each Significant Subsidiary agrees that such service (i) shall be deemed in every respect effective service of process upon the Company and each Significant Subsidiary in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Company or any Significant Subsidiary, as applicable.

9.20.        No Limitation.  Nothing in Section 9.17, 9.18, 9.19 or 9.21 shall affect the right of any Purchaser to serve process in any manner permitted by law, or limit any right that any Purchaser may have to bring proceedings against the Company or any Significant Subsidiary in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

9.21.        Specific Performance.  Upon breach or default by the Company or any Significant Subsidiary with respect to any obligation hereunder or any of the Operative Documents, each Purchaser shall be entitled to protect and enforce its rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

9.22.        Actions by Purchasers.  Wherever in this Agreement action is required or permitted to be taken by, or consent is required of, or a matter requires the satisfaction of, the Purchasers, unless the context otherwise requires, such action may be taken by, and/or such consent may be obtained from, and/or such satisfaction may be expressed by, (i) prior to the Closing, Persons obligated to purchase at least a majority of the principal amount of the Notes to be issued at Closing, (ii) for as long as any of the Notes remain outstanding, the holders of at least a majority of the principal amount of all Notes then outstanding, or (iii) if subsequent to the Closing and if no Notes are then outstanding, the holders of at least a majority of the Warrants (on an as-converted basis) and the Warrants Shares; provided, however, that the provisions of this Section 9.22 shall not limit in any manner any action which may be taken by any Purchasers or any other holder of Notes pursuant to the provisions of Section 8.01 hereof.

9.23.        Termination of Letter of Intent.  That certain letter of intent agreement, dated as of August 2, 2002, by and between the Company and CRP is hereby terminated and of no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Senior Subordinated Note and Warrant Purchase Agreement as of the date first above written.

SOFTBRANDS, INC.

By:	/s/ George Ellis
Name (Printed): George Ellis
Title: Chairman and Chief Executive Officer

SOFTBRANDS MANUFACTURING, INC.

By:	/s/ David G. Latzke
Name (Printed): David G. Latzke
Title: SVP & CFO

SOFTBRANDS HOSPITALITY, INC.

By:	/s/ David G. Latzke
Name (Printed): David G. Latzke
Title: SVP & CFO

SOFTBRANDS INTERNATIONAL, INC.

By:	/s/ David G. Latzke
Name (Printed): David G. Latzke
Title: SVP & CFO

SOFTBRANDS LICENSING, INC.

By:	/s/ David G. Latzke
Name (Printed): David G. Latzke
Title: CFO

SOFTBRANDS EUROPE LIMITED

By:	/s/ David G. Latzke
Name (Printed): David G. Latzke
Title: CFO

PURCHASERS:

CAPITAL RESOURCE PARTNERS IV, L.P.

By:	CRP Partners IV, LLC
Its General Partner

By:	/s/ Robert Ammerman
Name:
Title: Managing Member

EXHIBITS AND SCHEDULES TO SENIOR SUBORDINATED SECURED NOTE AND

WARRANT PURCHASE AGREEMENT (As filed with Form 10)

1.01(a)	Employment Agreements
2.01	Form of Senior Subordinated Notes(1)
2.02	Allocation of Principal Amount of Notes*
2.03	Issue Price*
2.12	Form of Subordination Agreement
3.01	Form of Common Stock Purchase Warrant(2)
3.02	Allocation of Warrant Shares*
4.02(b)	Form of Opinions of Dorsey & Whitney LLP*
4.02(i)	Form of Security Agreement(3)
4.02(j)	UCC-1 Financing Statements*
4.02(k)	Form of Investors’ Rights Agreement(4)
4.02(l)	Form of Debenture(5)
4.02(n)	Stock Certificates to be Delivered At the Closing*
6.01	Schedule of Subsidiaries*
6.04	Schedule of Litigation*
6.07(a)	Schedule of Title Exceptions*
6.07(d)	Leases*
6.07(f)	Limitations on Intellectual Property*
6.08(a)	Financial Statements*
6.08(d)	Schedule of Indebtedness*
6.11	Affiliate Transactions*
6.16	Brokers Fees*
6.18	Schedule of Fully-Diluted Ownership of Capital Stock*
6.24	Schedule of Other Agreements*
6.25	Environmental Matters*
6.29(a)	Company Registered Intellectual Property*
6.29(b)	Licenses*
6.29(c)	Third Party Licenses of Company Intellectual Property*
6.29(l)	Non-Competition Agreements*
6.30(a)	Security Interests*
6.30(b)	Location of Collateral*
6.31	Claims Pursuant to the Plan*
7.01(m)	Form of Preferred Stock Subordination Agreement
7.01(o)(i)	Minimum EBITDA(6)
7.01(o)(ii)	Fixed Charge Coverage Ratio(7)
7.02(b)	Form of Junior Subordination Agreement
7.02(c)	Operating Leases
7.02(j)	Instrument of Accession
7.02(m)	Capital Expenditures(8)
7.02(s)	Stock Certificates to be Delivered After Closing*
7.03	Form of CRP Report*

* Will be furnished to the Securities and Exchange Commission supplementally upon request

(1) As amended, filed as Exhibit 4.8 to Form 10.

(2) As amended, filed as Exhibit 4.9 to Form 10

(3) Filed as Exhibit 4.12 to Form 10

(4) Filed as Exhibit 4.10, and amendment filed as Exhibit 4.11, to Form 10

(5) Filed as Exhibit 4.13 to Form 10

(6) As amended, included as Exhibit D to Exhibit 4.7 to Form 10

(7) As amended, included as Exhibit E to Exhibit 4.7 to Form 10

(8) As amended, included as Exhibit F to Exhibit 4.7 to Form 10

EXHIBIT 1.01(a)

EMPLOYMENT AGREEMENTS

Michael Preston

James Johnson

Paul Bloom

George Ellis

Randy Tofteland

David Latzke

John Picardi.

EXHIBIT 2.12

SUBORDINATION AND INTERCREDITOR AGREEMENT

This Subordination and Intercreditor Agreement (this “Agreement”) is entered into as of                                , 20   by and among [SENIOR LENDER], a national bank (the “Bank”), CAPITAL RESOURCE PARTNERS IV, L.P., a Delaware limited partnership (the “Purchaser”), and SoftBrands, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company desires to enter into a [Loan Agreement] to be dated as of                    , 20   with the Bank (such [Loan Agreement], as it may be amended, modified or supplemented from time to time, together with all instruments, promissory notes and other related documents, being the “Loan Agreement”), which would permit the Company to borrow up to an aggregate principal amount of [Dollars] Dollars ($                         ) on the terms and conditions set forth therein;

WHEREAS, the Company also has entered into a Senior Subordinated Secured Note and Warrant Purchase Agreement dated as of                              , 2002 with the Purchasers (such Senior Subordinated Secured Note and Warrant Purchase Agreement, as it may be amended, modified or supplemented from time to time, being the “Purchase Agreement”), where the Purchasers lent to the Company an aggregate principal amount of twenty million Dollars ($20,000,000) on the terms and conditions set forth therein in exchange for 12.5% Senior Subordinated Notes due                         , 2009 in the aggregate principal amount of twenty million Dollars ($20,000,000) (the “Notes”) and warrants to purchase shares of the Company’s common stock (the “Warrants”).;

WHEREAS, as a condition to entering the Loan Agreement, the Bank requires that the Purchasers subordinate, to the extent and in the manner hereinafter set forth, the obligations of the Company to the Purchasers pursuant to the Purchase Agreement to the obligations of the Company to the Bank pursuant to the Loan Agreement; and

WHEREAS, the Purchasers have requested that the Bank permit the Purchasers to cure certain defaults or to purchase the loans then outstanding under the Loan Agreement to the extent and in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the parties hereto agree as follows:

AGREEMENT

Section 1.  Definitions.

As used in this Agreement, the terms defined above shall have their respective meanings set forth above and the following terms shall have the following meanings:

1.1.          “Senior Event of Default” shall mean the Company’s failure to pay any installment of principal or interest on any Senior Obligations when due, whether at stated maturity, by acceleration or otherwise, or failure to pay any other amount due under the Loan Agreement within ten (10) days after the due date thereof.

1.2.          “Senior Lender” shall mean the Bank.

1.3.          “Senior Obligations” shall mean all indebtedness of the Company to the Senior Lender for principal, interest, fees, indemnities, expenses and costs (including collection costs and expenses and post-petition interest in bankruptcy) or other amounts, including amounts advanced to protect the liens and security interests of the Senior Lender as provided under the Loan Agreement, direct or indirect, contingent or noncontingent, secured or unsecured, now existing or hereafter incurred or now or hereafter due and owing, pursuant to the terms of the Loan Agreement; provided that the principal amount of such indebtedness does not exceed seven million five hundred thousand Dollars ($7,500,000) in the aggregate (exclusive of interest, fees, expenses, costs, protective advances and other amounts which may be added to principal under the Loan Agreement), and any other indebtedness of the Company to the Senior Lender that the Company and the Subordinated Creditors holding sixty-six and two thirds percent (66 2/3%) in interest of the principal amount of the Subordinate Liabilities then-outstanding expressly agree in writing is senior to the Subordinate Liabilities.

1.4.          “Subordinate Liabilities” shall mean all indebtedness of the Company to the Subordinated Creditors for (a) principal of and interest on the Notes, together with any prepayment fees or premiums under the Notes, and (b) all other indebtedness or liabilities of the Company, direct or indirect, contingent or noncontingent, now existing or hereafter incurred or now or hereafter due and owing to the Subordinated Creditors under or with respect to the Notes or the Purchase Agreement, including fees, reimbursement obligations, expenses, costs, and post-petition interest in bankruptcy.

1.5.          “Subordinated Creditors” shall mean the Purchasers, and its successors and assigns, and any holder of the Subordinate Liabilities.

Section 2.  Subordination.

2.1.          Subordination.  So long as any Senior Obligations are outstanding, each Subordinated Creditor agrees, for itself and each future holder of the Subordinate Liabilities held by it, that the Subordinate Liabilities are and shall be expressly subordinate and junior in right of payment to all Senior Obligations in the manner and solely to the extent set forth in this Section 2. Any lien, security interest in, mortgage, pledge of or into any of the assets of the Company in favor of or for the benefit of the Subordinated Creditors, whether now existing or arising in the future, are hereby expressly made subordinate and junior in priority and right of enforcement to any liens, security interests, mortgages or pledges of or into any of the assets of the Company, both now existing and arising in the future, securing any of the Senior Obligations.

2.2.          Insolvency, Etc.

(a)           In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings, relative to the Company or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, so long as any Senior Obligations are outstanding, the holders of Senior Obligations shall be entitled in any such proceedings to receive payment in full of all Senior Obligations before the holders of Subordinate Liabilities are entitled in such proceedings to receive any payment on account of the Subordinate Liabilities, and to that end in any such proceedings, so long as any Senior Obligations remain outstanding, any payment or distribution of any kind or character, whether in cash or in other property, to which the holders of Subordinate Liabilities would be entitled but for the provisions hereof (except securities which are subordinate and junior in right of payment to all Senior Obligations then outstanding) shall be delivered to the holders of Senior Obligations to the extent necessary to make payment in full of all Senior Obligations remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Obligations in respect thereof.

(b)           Upon any holder of Subordinate Liabilities failing to take within five (5) business days of such request any of the following actions requested by the holders of the Senior Obligations, so long as any Senior Obligations remain outstanding, the holders of Senior Obligations (or their representatives), as attorney-in-fact for such holder of Subordinate Liabilities, are (A) authorized and empowered, in any proceedings described in Section 2.2(a), in their own names or in the names of the holders of Subordinate Liabilities, to (i) file claims, proofs of claim and other instruments of similar character reasonably necessary to enforce the obligations of the Company in respect of the Subordinate Liabilities, and (ii) receive and apply to the Senior Obligations every payment or distribution referred to in Section 2.2(a) to which such holders of Subordinate Liabilities are entitled in respect thereof and give acquittance therefor and (B) each holder of Subordinate Liabilities hereby appoints the holders of Senior Obligations, or any agent or representative designated by them for the purpose, as attorney-in-fact for such holder of Subordinate Liabilities, to (i) demand, sue for, collect and receive any and all such monies or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character, and (ii) to take such other action incidental thereto in its own name or in the name of the holders of Subordinate Liabilities as the holders of Senior Obligations may reasonably deem necessary; and the holders of Subordinate Liabilities will execute and deliver such other and further powers of attorney or other instruments as the holders of Senior Obligations, or any agent or representative designated by them for the purpose, may request in order to accomplish the foregoing.  Notwithstanding the foregoing, neither this Section 2.2 nor any other provision of this Agreement, the Notes, the Purchase Agreement or the Company’s charter documents shall be construed to give any holder of Senior Obligations any right to vote any Notes or any Warrant Shares or any portion of such Notes, Warrant Shares or claim, whether in connection with any resolution, arrangements, plan of reorganization, compromise, settlement, election of trustees or otherwise.

2.3.          Senior Acceleration.  (a) In the event that all of the Senior Obligations held by the Senior Lender have become due and payable (at stated maturity, by demand, by acceleration or otherwise) under circumstances in which Section 2.2 is not applicable and after notice by the Senior Lender to the Subordinated Creditors, no Subordinated Creditor shall be entitled to (i) receive or retain any direct or indirect payment (in cash, property, by set-off or otherwise) on or with respect to the Subordinate Liabilities until payment in full of all such Senior Obligations shall have been made or otherwise provided for to the satisfaction of the holders thereof, (ii) commence or join (unless the Senior Lender shall also join) in any involuntary proceeding against the Company under any bankruptcy, reorganization, receivership, liquidation or insolvency law or statute of any federal or state government, (iii) commence any action or proceeding against the Company to enforce payment of all or any part of the Subordinate Liabilities or (iv) enforce any lien it may at any time have on the Company’s property, real or personal, as security for any of the Subordinate Liabilities.

(b)           In the event of a Senior Event of Default, the Senior Lender agrees to notify the Subordinated Creditors no later than two (2) business days after any acceleration of the Senior Obligations as to the aggregate amount of principal, interest, penalties and actual third party collection costs and expenses outstanding under the Loan Agreement (“Payoff Amount”) as of the date of such notice.  After the receipt of any such notice, the Subordinated Creditors shall have the option, which option may be exercised by delivering written notice to the Senior Lender within ten (10) business days, to purchase from the Senior Lender all of the Senior Lender’s rights in, under and pursuant to the Loan Agreement without recourse or representation or warranty of any kind (except as to the amount outstanding thereunder and the ownership of the Senior Lender’s interest in Loan Agreement), for a purchase price equal to the Payoff Amount as of the date of purchase.  In the event the Subordinated Creditors exercise the above option as set forth above, the closing of the purchase of the Loan Agreement shall occur within thirty (30) days from the date of the Senior Lender’s receipt of the Subordinated Creditors’ notice exercising the option.  During the period:  (a) between the Subordinated Creditors’ receipt of the Senior Lender’s notice of the acceleration of the Senior Obligations and the earlier of (i) the Senior Lender’s receipt of written notice from the Subordinated Creditors exercising the option set forth above or agreeing not to exercise such option, and (ii) ten (10) business days after the Subordinated Creditors’ receipt of the notice of acceleration of the Senior Obligations; and (b) between the date the Subordinated Creditors exercise the option and the date of the purchase of the Loan Agreement (provided such date occurs within thirty (30) days from the date of the exercising of the option), the Senior Lender shall not (x) foreclose, realize on (including, without limitation, the notification of any account debtor), liquidate, or take possession of, any of the collateral securing the obligations under the Loan Agreement, (y) commence or join in the commencement of any bankruptcy or insolvency proceeding against the Company or any of its direct or indirect subsidiaries, or (z) commence or take any legal or other similar proceedings (whether at law, or equity, by arbitration or otherwise) to enforce any of its rights and remedies or any of the Loan Agreement or applicable law against the Company or any of its direct or indirect subsidiaries.

2.4.          Senior Events of Default.

(a)           So long as a Senior Event of Default has occurred and is continuing under circumstances in which Sections 2.2 and 2.3 are not applicable, and after written notice by the Senior Lender to the Subordinated Creditors, subject to Section 2.4(b), no Subordinated Creditor shall be entitled to receive or retain any direct or indirect payment (in cash, property, by set-off or otherwise) on or with respect to the Subordinate Liabilities.

(b)           Notwithstanding the restrictions set forth in Section 2.4(a), if any amount which becomes due and payable (at stated maturity, by demand, by acceleration or otherwise) on or with respect to the Subordinate Liabilities is not paid as a result of the continuance of a Senior Event of Default (under circumstances in which Sections 2.2 and 2.3 are not applicable), the Subordinated Creditors shall be entitled to receive and retain such amount after the earlier of:

(i)            the date on which all Senior Events of Default have been cured or waived; and

(ii)           the date occurring ninety (90) days after the date of the occurrence of a Senior Event of Default (the period of time from the occurrence of a Senior Event of Default to the earlier of the date on which all Senior Events of Default shall have been cured or waived or such 90 days being hereinafter referred to as the “Standstill Period”); provided, however, that the Subordinated Creditors shall not be subject to a standstill more that once in any rolling 360-day period.

2.5.          Turn-Over of Payments Received.

(a)           In the event that the Company shall make any payment on the Subordinate Liabilities which the holders thereof are not permitted to receive and retain pursuant to Sections 2.2, 2.3, or 2.4, such payment shall be held in trust for the benefit of, and shall be paid over promptly on demand by the Senior Lender to, the holders of Senior Obligations, or their representative or representatives, as their respective interests may appear, for application to the payment of all Senior Obligations remaining due and payable until the same shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Obligations.

Nothing contained in this Section 2 shall at any time prevent the Company from making, or prevent the Subordinated Creditors from receiving or retaining, except as provided in Sections 2.2, 2.3, 2.4, and 2.5, payments with respect to Subordinate Liabilities in accordance with their respective terms.

(b)           The proceeds of any sale or other disposition (other than to the Company) of Subordinate Liabilities in compliance with Section 4.1 hereof, which may be received by a holder thereof, shall not be treated as a payment to which the holders of Senior Obligations are entitled under this Agreement.

2.6.          Obligations Absolute.  The provisions of this Agreement are solely for the purpose of defining the relative rights of the holders of Senior Obligations on the one hand and the holders of Subordinate Liabilities on the other hand with respect to the priority of payment of the various obligations of the Company to each of them.  Nothing herein shall impair, as between the Company and the holder of any Subordinate Liabilities, the obligations of the Company, which are unconditional and absolute, to pay to the holder thereof the principal and interest thereon and any other liabilities encompassed in the Subordinate Liabilities, all in accordance with their respective terms, nor shall anything in this Agreement prevent the occurrence of any event of default under the Purchase Agreement or the Notes, or prevent the holder of a Subordinate Liability from exercising all remedies otherwise permitted by the Purchase Agreement and the Notes, applicable law or otherwise, subject to (a) the rights, if any, of the holders of Senior Obligations under Section 2.5 of this Agreement to receive cash or property otherwise payable or deliverable to holders of Subordinate Liabilities, and (b) the restrictions on the holders of Subordinate Liabilities in favor of the holders of Senior Obligations set forth in Section 2 hereof.

2.7.          Subrogation.  Upon and subject to the payment in full of the Senior Obligations, the holders of Subordinate Liabilities shall be subrogated to the rights of the holders of Senior Obligations to receive payments or distributions of assets of the Company applicable to the Senior Obligations until the Subordinate Liabilities shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Obligations to which the holders of Subordinate Liabilities would be entitled except for the provisions of this Agreement shall, as between the Company and its creditors other than the holders of Senior Obligations and the holders of Subordinate Liabilities, be deemed to be a payment on account of the Senior Obligations.  Each Subordinated Creditor hereby waives any claim against the Senior Lender based on impairment of the Subordinated Creditor’s rights of subrogation against the Company due to the action or inaction of the Senior Lender or otherwise.

2.8.          Subordination Not Affected.  Without the necessity of any reservation of rights against or any notice to or further assent by the Subordinated Creditors, any demand for payment of any Senior Obligations made by any holder of Senior Obligations may be rescinded in whole or in part by such holder and any Senior Obligations may be continued, the holders of Senior Obligations may exercise or refrain from exercising any rights and remedies against the Company and others, the Senior Obligations, or any collateral security therefor or right of offset with respect thereto, may be extended, modified, accelerated, compromised, waived, surrendered or released by the holders of the Senior Obligations, and any agreement or instrument evidencing, securing or otherwise relating to the Senior Obligations may be amended or modified, all without impairing, abridging, releasing or affecting the subordination provided for herein; provided that the holders of Senior Obligations shall not increase the stated principal amount of the Senior Obligations above seven million five hundred thousand Dollars ($7,500,000) in the aggregate or increase the rate of interest on the Senior Obligations above the maximum rate stated in the Loan Agreement (as in effect on the date hereof), or extend the maturities of the term loan portion of the Senior Obligations beyond [maturity date], without the prior written consent of the Subordinated Creditors holding sixty-six and two-thirds percent (66 2/3%) in interest of the principal amount of the Subordinate Liabilities then outstanding.   Each holder of Subordinate Liabilities waives any and all notice (except notices specifically provided for herein) of the creation or modification of any Senior Obligations and notice of or proof of reliance by the holders of Senior Obligations upon the subordination provided for herein.  The Senior Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon the provisions of this Agreement.

2.9.          Right To Retain Payment Received.  Notwithstanding anything to the contrary herein, any payment in respect of the Subordinate Liabilities which is not required to be held in trust for the benefit of, or paid over to, the holders of Senior Obligations pursuant to Section 2.5, and which is received by the holders thereof shall become the sole and absolute property of the holders of Subordinate Liabilities and shall not, by virtue of the provisions of this Agreement or otherwise, be subject to any payment over or any distribution to or claim by any holders of Senior Obligations or any other person.

2.10         Limited Right to Cure.  The Subordinated Creditors shall have the right no more than two (2) times in any rolling 360 day period to cure a default by the Company in making the payments called for under the Loan Agreement by advancing to the Bank on behalf or for the account of the Company the amount of the payment plus any applicable late charge no later than the first calendar day of the month following the month in which the payment was due.  The Subordinated Creditors shall have no obligation to cure a payment default.  The Subordinated Creditors shall have no right or ability to cure any default of the Company under the Loan Agreement other than a payment default and the curing by the Subordinated Creditors of a payment default shall not cure or in any way affect any other default or condition or event which would constitute a default under the Loan Agreement.  Unless and until the Subordinated Creditors effect a cure of a payment default, the Company shall be considered to be in default as a result of a failure to make a payment and the Bank may accelerate and demand payment of the Senior Obligations as a result thereof, subject to the obligation of the Bank to reverse the acceleration and revoke the demand for payment if the Subordinated Creditors cure the monthly payment default.

Section 3.  Notices.

3.1           By the Bank to the Subordinated Creditors.  The Bank agrees to provide the Subordinated Creditors with notice of any default by the Company under the Loan Agreement simultaneously with giving notice to the Company, provided, however, that the Bank shall have no liability to the Subordinated Creditors for the Bank’s failure to provide the Subordinated Creditors with any such notice(s), and further provided, that the failure to give any such notice(s) shall not alter, amend, or affect the subordinate interest held by the Subordinated Creditors to the Bank pursuant to this Agreement.

3.2           By the Subordinated Creditors to the Bank.  The Subordinated Creditors shall provide the Bank with notice of any default by the Company under the Purchase Agreement simultaneously with giving notice to the Company, provided, however, that the Subordinated Creditors shall have no liability to the Bank for the Subordinated Creditor’s’ failure to provide the Bank with any notice required under this Section 3.2.

Section 4.  Miscellaneous.

4.1           Transfers.  No Subordinated Creditor shall sell, assign or otherwise transfer, in whole or in part, any Subordinate Liabilities or any interest therein, to any other person or entity (a “Transferee”) unless such Transferee signs an acknowledgment in the form of Exhibit A hereto and delivers a signed counterpart hereof acknowledged by the Company to each other party hereto, whereby each such Transferee expressly acknowledges the subordination provided for herein and agrees to be bound by all of the terms hereof.

4.2.          Modifications.  No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure therefrom, shall in any event be effective without the written concurrence of the Senior Lender and the Subordinated Creditor holding sixty-six and two-thirds percent (66 2/3%) in interest of the principal amount of the Subordinate Liabilities then outstanding.  However, nothing in this Agreement or in the right of the Senior Lender to collect, enforce or receive payment of the Senior Obligations shall be construed to restrict in any respect whatsoever the right of the Subordinated Creditors to amend the Purchase Agreement; provided that no change to any payment or repayment terms or amortization schedules or rates of interest of any of the Company’s obligations to the Subordinated Creditors may be made without the prior written consent of the Senior Lender.

4.3           Termination.  This Agreement shall remain in full force and effect until payment in full of all Senior Obligations, provided that this Agreement shall continue to be effective or be reinstated (as the case may be) if at any time payment of any of the Senior Obligations is refunded or must otherwise be returned by the Bank upon the bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under state or federal law, all as though such payment had not been made.

4.4           Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses provided by such person in writing to the Bank.  All such notices, requests, demands and other communications shall, when mailed or otherwise sent shall be effective (i) two days after being deposited in the mails or (ii) one day after being delivered deposited with the express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

4.5.          Third Party Rights.  This Agreement is solely for the benefit of the Senior Lender and the Subordinated Creditors, and no other person shall have any right, benefit, priority or other interest under, or because of the existence of, this Agreement.

4.6.          Counterparts.  This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

4.7.          Governing Law.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

4.8.          Waiver.  No waiver by any party hereto of any breach hereof shall operate or be construed as a waiver of any subsequent breach hereof.

4.9.          Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall have no legal effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BANK:

[NAME]

By
Name (Printed):
Title:

Notice Address:

[Address and Contact Person and Fax Number]

With a Copy to:

[Bank’s Attorney]

PURCHASERS:

CAPITAL RESOURCE PARTNERS IV, L.P.,
A Delaware limited partnership

By: CRP PARTNERS IV, L.L.C.,
its General Partner

By:
Name (Printed):
Title: Managing Member

Notice Address:

CAPITAL RESOURCE PARTNERS IV, L.P.
c/o CAPITAL RESOURCE PARTNERS
85 Merrimac Street, Suite 200
Boston, Massachusetts 02114
ATTN:
Facsimile Number: (617) 723-9819

With a Copy to:

Andrew E. Taylor, Jr., Esq.
Kathy A. Fields, Esq.
TESTA, HURWITZ & THIBEAULT, LLP
125 High Street
Boston, MA 02110
Facsimile Number: (617) 248-7100

The Company, by its execution of this Agreement, hereby acknowledges and agrees to the foregoing provisions of this Agreement.

SOFTBRANDS, INC.,
a Delaware corporation

By:
Name (Printed):
Title:

Notice Address:

[Address and Fax Number]

EXHIBIT A

ACKNOWLEDGMENT

The undersigned purchaser, assignee, or transferee of the Subordinate Liabilities described in Schedule 1 attached hereto, hereby acknowledges the terms of this Agreement and the subordination provided for herein and agrees to be bound by all of the terms hereof.

By:
Name (Printed):
Date

Notice Address:

ATTN:
Facsimile Number:

Acknowledged and Agreed:

SOFTBRANDS, INC.

By:
Name (Printed):
Title:

EXHIBIT 7.01(m)

PREFERRED STOCK SUBORDINATION AGREEMENT

PREFERRED STOCK SUBORDINATION AGREEMENT (this “Agreement”) dated as of                               , 20   by and among Softbrands, Inc., a Delaware corporation (the “Company”), [Bank], a national banking association (the “Bank”), Capital Resource Partners IV, L.P., a Delaware limited partnership (the “Purchaser”), and the holders of Preferred Stock (as defined herein) whose names appear on the signature pages to this Agreement.

W I T N E S S E T H:

WHEREAS, the parties hereto (other than the Company) are the holders of certain obligations and securities of the Company and the parties hereto desire to establish hereby the relative rights and priorities of payment of such obligations and securities to such parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

“Certificate of Incorporation” shall mean the Company’s certificate of incorporation filed on                        , 20    with the Secretary of the State of the State of Delaware.

“Loan Agreement” shall mean the [Loan Agreement] dated the date hereof by and between the Bank and the Company, and the documents ancillary thereto as provided for therein.

“Notes” shall mean the 12.5% Senior Subordinated Secured Notes due (November      , 2009) issued by the Company pursuant to the Purchase Agreement, and any notes issued in exchange therefor or in replacement thereof, as the same may be amended, modified or supplemented.

“Preferred Stock” shall mean the Company’s [describe Preferred Stock], as authorized on the date of this Agreement.

“Purchase Agreement” shall mean the Senior Subordinated Secured Note and Warrant Purchase Agreement dated as of                       , 2002 by and among the Company and the Purchasers, as hereinafter amended, modified or supplemented.

“Senior Creditor” shall mean any holder of Senior Obligations as such.

“Senior Obligations” shall mean all indebtedness of the Company for principal, interest, fees, expenses and other amounts now existing or hereafter incurred or due and owing under the Loan Agreement, the Notes and/or the Purchase Agreement.

“Senior Subordination Agreement” shall mean any agreement or instrument pursuant to which Senior Obligations (other than the Senior Obligations created pursuant to the Loan Agreement) or Subordinated Obligations are subordinated in right of payment to Senior Debt (as defined in the Purchase Agreement), including, without limitation, the Subordination and Intercreditor Agreement dated the date hereof by and among the Purchasers and the Bank.

“Shareholders’ Agreement” shall mean the Company’s shareholders’ agreement, dated as of                   , 20   , by and among the Company and the other parties set forth on the signature pages thereto.

“Subordinated Investor” shall mean any holder of Subordinated Obligations as such.

“Subordinated Obligations” shall mean any and all obligations or liabilities of the Company now existing or hereafter arising, absolute or contingent, arising by contract, at law or otherwise, with respect to (a) dividends payable on Preferred Stock, (b) the purchase, redemption or other acquisition of Preferred Stock, and (c) any other amount payable to holders of Preferred Stock as such.

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings assigned to them in the Purchase Agreement.

SECTION 2.  SUBORDINATION.

2.1           Subordination.  Each of the Subordinated Investors agrees, for itself and each future holder of Subordinated Obligations and for the benefit of all future holders of Senior Obligations, that in the manner and to the extent set forth in this Section 2, the Subordinated Obligations and the Preferred Stock are and shall be expressly subordinate and junior in right of payment to all Senior Obligations.

2.2           Restrictions on Payments.  So long as any Senior Obligations are outstanding, neither the Company nor any of its Subsidiaries will make or cause to be made, and no Subordinated Investor will demand, accept or receive, directly or indirectly, any payment (in cash, property, by set-off or otherwise) on or with respect to Subordinated Obligations (except securities that are subordinate and junior in right of payment to the Senior Obligations).

2.3           Turn-Over of Payments Received.  If any Subordinated Investor receives any payment or distribution on Subordinated Obligations which it is not entitled to receive and retain under the provisions of this Section 2, such Subordinated Investor will hold any amount so received in trust for the Senior Creditors and shall forthwith remit such payment in the form received (with any necessary endorsements) to the Senior Creditors (except to the extent otherwise required pursuant to any Senior Subordination Agreement).

2.4           Limitations on Remedies.  So long as any Senior Obligations are outstanding, no Subordinated Investor shall (a) commence or join (unless the Senior Creditors shall also join) in any proceeding against the Company or any of its Subsidiaries under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of any federal or state government, or (b) commence any action or proceeding against the Company or any of its Subsidiaries to enforce payment or to collect payment of all or any part of the Subordinated Obligations.

2.5           Subordination Not Affected.  A Senior Creditor may at any time and from time to time, without the consent of or notice to the Subordinated Investors, without incurring liability to the Subordinated Investors, and without impairing or releasing the obligations of the Subordinated Investors under this Agreement: (a) change the manner, place or terms of payment or change the time of payment of or renew, alter, waive, release or compromise the Senior Obligations or any security therefor, or amend or modify in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to any Senior Obligations, except that the Senior Creditors shall not extend the maturity of the Senior Obligation beyond                           , 20    without the written consent of the Subordinated Investors; (b) exercise or refrain from exercising any rights against the Company and others (including Subordinated Investors); and (c) apply any sums by whomsoever paid or howsoever realized to the Senior Obligations.

SECTION 3.  MISCELLANEOUS.

3.1           Instrument Legend.  Any certificate, agreement or instrument evidencing any of the Subordinated Obligations shall be inscribed with a legend or shall otherwise conspicuously indicate that the obligations evidenced thereby are subordinate and junior in right of payment to the Senior Obligations in the manner and to the extent set forth in this Agreement.

3.2           Transfer of Claims.  No Subordinated Investor shall sell, assign or otherwise transfer, in whole or in part, any Subordinated Obligations or any interest therein, unless such sale, assignment or transfer is made expressly subject to and the transferee becomes bound by the terms of this Agreement applicable to such Subordinated Obligations.

3.3           Waivers by Subordinated Investors.  All Senior Obligations shall be deemed to have been made or incurred in reliance upon this Agreement.  The Subordinated Investors expressly waive all notice of the acceptance by the Senior Creditors of the subordination and other provisions of this Agreement and all other notices whatsoever, and expressly waive proof of reliance by the Senior Creditors upon the subordination and other agreements herein set forth.  The Senior Creditors shall have no liability to the Subordinated Investors for any and all actions which the Senior Creditors, in good faith and without willful misconduct or breach of an express obligation to the Subordinated Investors hereunder, take or omit to take with respect to the agreements or instruments creating, evidencing or securing Senior Obligations or the collection of the Senior Obligations.

3.4           Obligations Unimpaired.  The provisions of this Agreement are solely for the purpose of defining the relative rights of the holders of Senior Obligations, on the one hand, and the holders of Subordinated Obligations, on the other hand, with respect to the priority of payment of the various obligations of the Company to each of them.  Nothing herein shall impair, as between the Company and any holder of Preferred Stock, the obligations of the Company to pay to the holder thereof dividends payable on Preferred Stock, amounts payable upon the purchase, redemption or other acquisition of the Preferred Stock and any other amount payable to the holders of Preferred Stock as such, all in accordance with the rights, restrictions, privileges and preferences of the Preferred Stock as set forth in the Certificate of Incorporation, nor shall anything in this Agreement prevent a holder of Preferred Stock from exercising all remedies otherwise permitted by the Certificate of Incorporation, the Purchase Agreement, the Shareholders Agreement, applicable law or otherwise, subject to (a) the rights, if any, of the holders of Senior Obligations under Section 2.3 of this Agreement to receive payments or distributions otherwise payable or deliverable to holders of Subordinated Obligations, and (b) the restrictions on the holders of Subordinated Obligations in favor of the holders of Senior Obligations set forth in Section 2 hereof.

3.5           Subrogation.  Upon and subject to the payment in full of the Senior Obligations, the holders of Subordinated Obligations shall be subrogated to the rights of the holders of Senior Obligations to receive payments or distributions of assets of the Company applicable to the Senior Obligations until the Subordinated Obligations shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Obligations to which the holders of Subordinated Obligations would be entitled except for the provisions of this Agreement shall, as between the Company and its creditors other than the holders of Senior Obligations and Subordinated Obligations, be deemed to be a payment on account of the Senior Obligations.  Each holder of Preferred Stock hereby waives any claim against the Senior Creditors based on impairment of the rights of subrogation of the holders of Subordinated Obligations against the Company due to the action or inaction of the Senior Creditors or otherwise.

3.6           Governing Law and Consent to Jurisdiction. This Agreement shall be construed and interpreted, and the rights and obligations of the parties hereto determined, in accordance with the laws of the State of [Delaware].  The parties consent to the jurisdiction of the courts of the State of                       as to any issues related to this Agreement, including the validity, enforceability, or interpretation thereof, which require judicial resolution.

3.7           Successors and Assigns.  This agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective transferees, successors and assigns, including without limitation any receiver, trustee, custodian, or debtor-in-possession, as holders of Senior Obligations and Subordinated Obligations.

3.8           Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the address set forth on Exhibit A to this Agreement, or at such other address as shall be designated by such person in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communications shall, when mailed or otherwise sent shall be effective (i) two days after being deposited in the mails or (ii) one day after being delivered deposited with the express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.  Any notice given hereunder shall be in writing and shall be deemed to have been validly given to a party hereto (i) three business days after being deposited in the United States Postal Service as registered or certified mail, return receipt requested, with proper postage prepaid, and addressed to such party at its address set forth on Exhibit A to this Agreement, or at such other address as such party may designate to the other parties by like notice; or (ii) on the date of delivery at such party’s address as specified above by hand delivery, telex, telegraph or facsimile transmitter.

3.9           Section Titles.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever, are not a part of the agreement between the parties hereto, and are provided solely for convenience of reference.

3.10         Waivers, etc.  No failure to exercise and no delay in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; and no single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Agreement are cumulative and shall not be exclusive of any rights or remedies provided by other agreements or by law.

3.11         Amendments.  The subordination provisions contained herein are for the benefit of the holders from time to time of Senior Obligations, and may be rescinded or cancelled, and except as otherwise expressly provided for herein, amended or modified, only with the express prior written consent of all holders of the Senior Obligations and a majority in interest of the Subordinated Obligations.

3.12         Counterparts.  This Agreement may be executed in any number of separate counterparts, all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this Preferred Stock Subordination Agreement has been executed by the parties hereto as of the day and year first above set forth.

SOFTBRANDS, INC.

By
Name:
Title:

[BANK]

By
Name:
Title:

CAPITAL RESOURCE PARTNERS IV, L.P.

By:	CRP Partners IV, L.L.C., L.P.,
its General Partner

By:
Name (Printed):
Title: Managing Member

[SIGNATURE BLOCKS FOR PREFERRED
STOCKHOLDERS]

EXHIBIT 7.02(b)

JUNIOR SUBORDINATION AND INTERCREDITOR AGREEMENT

This Subordination and Intercreditor Agreement (this “Agreement”) is entered into as of                                 , 20   by and among CAPITAL RESOURCE PARTNERS IV, L.P., a Delaware limited partnership (the “Purchasers”), SoftBrands, Inc., a Delaware corporation (the “Company”) and the undersigned (the “Junior Lender”).

RECITALS

WHEREAS, the Company desires to enter into a [Loan Agreement] to be dated as of                        , 20   with the Junior Lender (such [Loan Agreement], as it may be amended, modified or supplemented from time to time, together with all instruments, promissory notes and other related documents, being the “Loan Agreement”), which would permit the Company to borrow up to an aggregate principal amount of [Dollars] Dollars ($                           ) on the terms and conditions set forth therein;

WHEREAS, the Company also has entered into a Senior Subordinated Secured Note and Warrant Purchase Agreement dated as of November     , 2002 with the Purchasers (such Senior Subordinated Secured Note and Warrant Purchase Agreement, as it may be amended, modified or supplemented from time to time, being the “Purchase Agreement”), where the Purchasers lent to the Company an aggregate principal amount of twenty million Dollars ($20,000,000) on the terms and conditions set forth therein in exchange for 12.5% Senior Subordinated Notes due                        , 2009 in the aggregate principal amount of twenty million Dollars ($20,000,000) (the “Notes”) and warrants to purchase shares of the Company’s common stock (the “Warrants”) and;

WHEREAS, as a condition to entering the Purchase Agreement, the Purchasers require that the Junior Lender subordinate, to the extent and in the manner hereinafter set forth, the obligations of the Company to the Junior Lender pursuant to the Loan Agreement to the obligations of the Company to the Purchasers pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the parties hereto agree as follows:

AGREEMENT

Section 1.  Definitions.

As used in this Agreement, the terms defined above shall have their respective meanings set forth above and the following terms shall have the following meanings:

1.1.          “Senior Event of Default” shall mean the Company’s failure to pay any installment of principal or interest on any Senior Obligations when due, whether at stated maturity, by acceleration or otherwise, or failure to pay any other amount due under the Purchase Agreement within ten (10) days after the due date thereof.

1.2.          “Senior Lender” shall mean the Purchasers, and their successors and assigns, and any holder of the Notes.

1.3.          “Senior Obligations” shall mean all indebtedness of the Company to the Senior Lender for (a) principal of and interest on the Notes, together with any prepayment fees or premiums under the Notes, and (b) all other indebtedness or liabilities of the Company, direct or indirect, contingent or noncontingent, now existing or hereafter incurred or now or hereafter due and owing to the Senior Lender under or with respect to the Notes or the Purchase Agreement, including fees, reimbursement obligations, expenses, costs, and post-petition interest in bankruptcy.

1.4.          “Subordinate Liabilities” shall mean all indebtedness of the Company to the Junior Lender for principal, interest, fees, indemnities, expenses and costs (including collection costs and expenses and post-petition interest in bankruptcy) or other amounts, including amounts advanced to protect the liens and security interests of the Junior Lender as provided under the Loan Agreement, direct or indirect, contingent or noncontingent, secured or unsecured, now existing or hereafter incurred or now or hereafter due and owing, pursuant to the terms of the Loan Agreement.

1.5.          “Subordinated Creditors” shall mean the Junior Lender, and its successors and assigns, and any holder of the Subordinate Liabilities.

Section 2.  Subordination.

2.1.          Subordination.  So long as any Senior Obligations are outstanding, each Subordinated Creditor agrees, for itself and each future holder of the Subordinate Liabilities held by it, that the Subordinate Liabilities are and shall be expressly subordinate and junior in right of payment to all Senior Obligations in the manner and solely to the extent set forth in this Section 2. Any lien, security interest in, mortgage, pledge of or into any of the assets of the Company in favor of or for the benefit of the Subordinated Creditors, whether now existing or arising in the future, are hereby expressly made subordinate and junior in priority and right of enforcement to any liens, security interests, mortgages or pledges of or into any of the assets of the Company, both now existing and arising in the future, securing any of the Senior Obligations.

2.2.          Insolvency, Etc.

(a)           In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings, relative to the Company or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, so long as any Senior Obligations are outstanding, the holders of Senior Obligations shall be entitled in any such proceedings to receive payment in full of all Senior Obligations before the holders of Subordinate Liabilities are entitled in such proceedings to receive any payment on account of the Subordinate Liabilities, and to that end in any such proceedings, so long as any Senior Obligations remain outstanding, any payment or distribution of any kind or character, whether in cash or in other property, to which the holders of Subordinate Liabilities would be entitled but for the provisions hereof (except securities which are subordinate and junior in right of payment to all Senior Obligations then outstanding) shall be delivered to the holders of Senior Obligations to the extent necessary to make payment in full of all Senior Obligations remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Obligations in respect thereof.

(b)           Upon any holder of Subordinate Liabilities failing to take within five (5) business days of such request any of the following actions requested by the holders of the Senior

Obligations, so long as any Senior Obligations remain outstanding, the holders of Senior Obligations (or their representatives), as attorney-in-fact for such holder of Subordinate Liabilities, are (A) authorized and empowered, in any proceedings described in Section 2.2(a), in their own names or in the names of the holders of Subordinate Liabilities, to (i) file claims, proofs of claim and other instruments of similar character reasonably necessary to enforce the obligations of the Company in respect of the Subordinate Liabilities, and (ii) receive and apply to the Senior Obligations every payment or distribution referred to in Section 2.2(a) to which such holders of Subordinate Liabilities are entitled in respect thereof and give acquittance therefor and (B) each holder of Subordinate Liabilities hereby appoints the holders of Senior Obligations, or any agent or representative designated by them for the purpose, as attorney-in-fact for such holder of Subordinate Liabilities, to (i) demand, sue for, collect and receive any and all such monies or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character, and (ii) to take such other action incidental thereto in its own name or in the name of the holders of Subordinate Liabilities as the holders of Senior Obligations may reasonably deem necessary; and the holders of Subordinate Liabilities will execute and deliver such other and further powers of attorney or other instruments as the holders of Senior Obligations, or any agent or representative designated by them for the purpose, may request in order to accomplish the foregoing.

2.3.          Senior Acceleration.  (a) In the event that all of the Senior Obligations held by the Senior Lender have become due and payable (at stated maturity, by demand, by acceleration or otherwise) under circumstances in which Section 2.2 is not applicable and after notice by the Senior Lender to the Subordinated Creditors, no Subordinated Creditor shall be entitled to (i) receive or retain any direct or indirect payment (in cash, property, by set-off or otherwise) on or with respect to the Subordinate Liabilities until payment in full of all such Senior Obligations shall have been made or otherwise provided for to the satisfaction of the holders thereof, (ii) commence or join (unless the Senior Lender shall also join) in any involuntary proceeding against the Company under any bankruptcy, reorganization, receivership, liquidation or insolvency law or statute of any federal or state government, (iii) commence any action or proceeding against the Company to enforce payment of all or any part of the Subordinate Liabilities or (iv) enforce any lien it may at any time have on the Company’s property, real or personal, as security for any of the Subordinate Liabilities.

(b)           In the event of a Senior Event of Default, the Senior Lender agrees to notify the Subordinated Creditors no later than ten (10) business days after any acceleration of the Senior Obligations as to the aggregate amount of principal, interest, penalties and actual third party collection costs and expenses outstanding under the Notes (“Payoff Amount”) as of the date of such notice.  After the receipt of any such notice, the Subordinated Creditors shall have the option, which option may be exercised by delivering written notice to the Senior Lender within ten (10) business days, to purchase from the Senior Lender all of the Senior Lender’s rights in, under and pursuant to the Notes without recourse or representation or warranty of any kind (except as to the amount outstanding thereunder and the ownership of the Senior Lender’s interest in the Notes), for a purchase price equal to the Payoff Amount as of the date of purchase.  In the event the Subordinated Creditors exercise the above option as set forth above, the closing of the purchase of the Notes shall occur within thirty (30) days from the date of the Senior Lender’s receipt of the Subordinated Creditors’ notice exercising the option.  During the period:  (a) between the Subordinated Creditors’ receipt of the Senior Lender’s notice of the acceleration of the Senior Obligations and the earlier of (i) the Senior Lender’s receipt of written notice from the Subordinated Creditors exercising the option set forth above or agreeing not to exercise such option, and (ii) ten (10) business days after the Subordinated Creditors’ receipt of the notice of acceleration of the Senior Obligations; and (b) between the date the Subordinated Creditors exercise the option and the date of the purchase of the Notes (provided such date occurs within thirty (30) days from the date of the exercising of the option), the Senior Lender shall not (x) foreclose, realize on (including, without limitation, the notification of any account debtor), liquidate, or take possession of, any of the collateral securing the obligations under the Notes, (y) commence or join in the commencement of any bankruptcy or insolvency proceeding against the Company or any of its direct or indirect subsidiaries, or (z) commence or take any legal or other similar proceedings (whether at law, or equity, by arbitration or otherwise) to enforce any of its rights and remedies or any of the Purchase Agreement or applicable law against the Company or any of its direct or indirect subsidiaries.

2.4.          Senior Events of Default.

So long as a Senior Event of Default has occurred and is continuing under circumstances in which Sections 2.2 and 2.3 are not applicable, and after written notice by the Senior Lender to the Subordinated Creditors, no Subordinated Creditor shall be entitled to receive or retain any direct or indirect payment (in cash, property, by set-off or otherwise) on or with respect to the Subordinate Liabilities.

2.5.          Turn-Over of Payments Received.

(a)           In the event that the Company shall make any payment on the Subordinate Liabilities which the holders thereof are not permitted to receive and retain pursuant to Sections 2.2, 2.3, or 2.4, such payment shall be held in trust for the benefit of, and shall be paid over promptly on demand by the Senior Lender to, the holders of Senior Obligations, or their representative or representatives, as their respective interests may appear, for application to the payment of all Senior Obligations remaining due and payable until the same shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Obligations.

The Company shall not make, or pay to the Subordinated Creditors any cash payments with respect to Subordinate Liabilities until the Senior Lender has received full payment of all amounts due and owing to the Senior Lender under or with respect to the Notes or the Purchase Agreement.

(b)           The proceeds of any sale or other disposition (other than to the Company) of Subordinate Liabilities in compliance with Section 3.1 hereof, which may be received by a holder thereof, shall not be treated as a payment to which the holders of Senior Obligations are entitled under this Agreement.

2.6.          Obligations Absolute.  The provisions of this Agreement are solely for the purpose of defining the relative rights of the holders of Senior Obligations on the one hand and the holders of Subordinate Liabilities on the other hand with respect to the priority of payment of the various obligations of the Company to each of them.  Nothing herein shall impair, as between the Company and the holder of any Subordinate Liabilities, the obligations of the Company, which are unconditional and absolute, to pay to the holder thereof the principal and interest thereon and any other liabilities encompassed in the Subordinate Liabilities, all in accordance with their respective terms, nor shall anything in this Agreement prevent the occurrence of any event of default under the Loan Agreement, or prevent the holder of a Subordinate Liability from exercising all remedies otherwise permitted by the Loan Agreement, applicable law or otherwise, subject to (a) the rights, if any, of the holders of Senior Obligations under Section 2.5 of this Agreement to receive cash or property otherwise payable or deliverable to holders of Subordinate Liabilities, and (b) the restrictions on the holders of Subordinate Liabilities in favor of the holders of Senior Obligations set forth in Section 2 hereof.

2.7.          Subrogation.  Upon and subject to the payment in full of the Senior Obligations, the holders of Subordinate Liabilities shall be subrogated to the rights of the holders of Senior Obligations to receive payments or distributions of assets of the Company applicable to the Senior Obligations until the Subordinate Liabilities shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Obligations to which the holders of Subordinate Liabilities would be entitled except for the provisions of this Agreement shall, as between the Company and its creditors other than the holders of Senior Obligations and the holders of Subordinate Liabilities, be deemed to be a payment on account of the Senior Obligations.  Each Subordinated Creditor hereby waives any claim against the Senior Lender based on impairment of the Subordinated Creditor’s rights of subrogation against the Company due to the action or inaction of the Senior Lender or otherwise.

2.8.          Subordination Not Affected.  Without the necessity of any reservation of rights against or any notice to or further assent by the Subordinated Creditors, any demand for payment of any Senior Obligations made by any holder of Senior Obligations may be rescinded in whole or in part by such holder and any Senior Obligations may be continued, the holders of Senior Obligations may exercise or refrain from exercising any rights and remedies against the Company and others, the Senior Obligations, or any collateral security therefor or right of offset with respect thereto, may be extended, modified, accelerated, compromised, waived, surrendered or released by the holders of the Senior Obligations, and any agreement or instrument evidencing, securing or otherwise relating to the Senior Obligations may be amended or modified, all without impairing, abridging, releasing or affecting the subordination provided for herein.   Each holder of Subordinate Liabilities waives any and all notice (except notices specifically provided for herein) of the creation or modification of any Senior Obligations and notice of or proof of reliance by the holders of Senior Obligations upon the subordination provided for herein.  The Senior Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon the provisions of this Agreement.

2.9.          Right To Retain Payment Received.  Upon full payment of all amounts due and owing to the Senior Lender under or with respect to the Notes or the Purchase Agreement, any payment in respect of the Subordinate Liabilities which is not required to be held in trust for the benefit of, or paid over to, the holders of Senior Obligations pursuant to Section 2.5, and which is received by the holders thereof shall become the sole and absolute property of the holders of Subordinate Liabilities and shall not, upon full payment of all amounts due and owing to the Senior Lender under or with respect to the Notes or the Purchase Agreement, be subject to any payment over or any distribution to or claim by any holders of Senior Obligations or any other person.

Section 3. Miscellaneous.

3.1           Transfers.  No Subordinated Creditor shall sell, assign or otherwise transfer, in whole or in part, any Subordinate Liabilities or any interest therein, to any other person or entity (a “Transferee”) unless such Transferee signs an acknowledgment in the form of Exhibit A hereto and delivers a signed counterpart hereof acknowledged by the Company to each other party hereto, whereby each such Transferee expressly acknowledges the subordination provided for herein and agrees to be bound by all of the terms hereof.

3.2.          Modifications.  No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure therefrom, shall in any event be effective without the written concurrence of the Senior Lender and the Subordinated Creditor holding sixty-six and two-thirds percent (66 2/3%) in interest of the principal amount of the Subordinate Liabilities then outstanding.  However, nothing in this Agreement or in the right of the Senior Lender to collect, enforce or receive payment of the Senior Obligations shall be construed to restrict in any respect whatsoever the right of the Subordinated Creditors to amend the Loan Agreement; provided that no change to any payment or repayment terms or amortization schedules or rates of interest of any of the Company’s obligations to the Subordinated Creditors may be made without the prior written consent of the Senior Lender.

3.3           Termination.  This Agreement shall remain in full force and effect until payment in full of all Senior Obligations, provided that this Agreement shall continue to be effective or be reinstated (as the case may be) if at any time payment of any of the Senior Obligations is refunded or must otherwise be returned by the Purchasers upon the bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under state or federal law, all as though such payment had not been made.

3.4           Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses provided by such person in writing to the Purchasers.  All such notices, requests, demands and other communications shall, when mailed or otherwise sent shall be effective (i) two days after being deposited in the mails or (ii) one day after being delivered deposited with the express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

3.5.          Third Party Rights.  This Agreement is solely for the benefit of the Senior Lender and the Subordinated Creditors, and no other person shall have any right, benefit, priority or other interest under, or because of the existence of, this Agreement.

3.6.          Counterparts.  This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

3.7.          Governing Law.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

3.8.          Waiver.  No waiver by any party hereto of any breach hereof shall operate or be construed as a waiver of any subsequent breach hereof.

3.9.          Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall have no legal effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASERS:

CAPITAL RESOURCE PARTNERS IV, L.P.,
A Delaware limited partnership

By: CRP PARTNERS IV, L.L.C.,
its General Partner

By:
Name (Printed):
Title: Managing Member

Notice Address:

CAPITAL RESOURCE PARTNERS IV, L.P.
c/o CAPITAL RESOURCE PARTNERS
85 Merrimac Street, Suite 200
Boston, Massachusetts 02114
ATTN:
Facsimile Number: (617) 723-9819

With a Copy to:

Andrew E. Taylor, Jr., Esq.
Kathy A. Fields, Esq.
TESTA, HURWITZ & THIBEAULT, LLP
125 High Street
Boston, MA 02110
Facsimile Number: (617) 248-7100

JUNIOR LENDER:

[NAME]

By
Name (Printed):
Title:

Notice Address:

[Address and Contact Person and Fax Number]

The Company, by its execution of this Agreement, hereby acknowledges and agrees to the foregoing provisions of this Agreement.

SOFTBRANDS, INC.,
a Delaware corporation

By:
Name (Printed):
Title:

Notice Address:

[Address and Fax Number]

EXHIBIT A

ACKNOWLEDGMENT

The undersigned purchaser, assignee, or transferee of the Subordinate Liabilities described in Schedule 1 attached hereto, hereby acknowledges the terms of this Agreement and the subordination provided for herein and agrees to be bound by all of the terms hereof.

By:
Name (Printed):
Date

Notice Address:

ATTN:
Facsimile Number:

Acknowledged and Agreed:

SOFTBRANDS, INC.

By:
Name (Printed):
Title:

SCHEDULE 7.02(c)

Operating Leases

Fiscal Quarter Ended	Operating Leases
December 31, 2002	$1,125,000
March 31, 2003	$1,125,000
June 30, 2003	$1,125,000
September 30, 2003	$1,125,000
December 31, 2003	$1,125,000
March 31, 2004	$1,225,000
June 30, 2004	$1,225,000
September 30, 2004	$1,225,000
December 31, 2004	$1,225,000
March 31, 2005	$1,325,000
June 30, 2005	$1,325,000
September 30, 2005	$1,325,000
December 31, 2005	$1,325,000
March 31, 2006	$1,425,000
June 30, 2006	$1,425,000
September 30, 2006	$1,425,000
December 31, 2006	$1,425,000
March 31, 2007	$1,525,000
June 30, 2007	$1,525,000
September 30, 2007	$1,525,000
December 31, 2007	$1,525,000
March 31, 2008	$1,625,000
June 30, 2008	$1,625,000
September 30, 2008	$1,625,000
December 31, 2008	$1,625,000
March 31, 2009	$1,725,000
June 30, 2009	$1,725,000
September 30, 2009	$1,725,000
December 31, 2009	$1,725,000

EXHIBIT 7.02(j)

INSTRUMENT OF ACCESSION

Pursuant to Section 7.02(j) of that certain Senior Subordinated Note and Warrant Purchase Agreement dated as of November 26, 2002 (the “Purchase Agreement”) by and among Capital Resource Partners IV, L.P., a Delaware limited partnership and SoftBrands, Inc. a Delaware corporation, (the “Company”) and certain of its subsidiaries, the undersigned, as consideration for becoming a Subsidiary pursuant to the terms of the Purchase Agreement, hereby agrees as follows (all capitalized terms used herein without definition shall have the meanings given such terms in the Purchase Agreement).

Effective immediately upon execution and delivery to the Purchasers of this Instrument of Accession, the undersigned shall be bound by all of the representations and warranties, covenants and other terms and conditions applicable to a Guarantor and the Company, as issuer of the Notes, under the Purchase Agreement.  Contemporaneous with the execution and delivery to the Purchasers of this Instrument of Accession, the undersigned is executing and delivering to each of the Purchasers and the Company a counterpart signature page to the Purchase Agreement which shall be inserted in and become an integral part of the Purchase Agreement.

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IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Instrument of Accession as of the           day of                      , 20    .

Name of Subsidiary (typed or printed)

Signature on behalf of Subsidiary

Title of Person Signing for Subsidiary

Address of Subsidiary:

ACCEPTED BY NOTE PURCHASERS:

CAPITAL RESOURCE PARTNERS IV, L.P.

By:	CRP Partners IV, LLC,
Its General Partner

By:
Name:
Title: